Exhibit 10.1

EXECUTION COPY

LONG TERM OFFTAKE AGREEMENT

BY AND BETWEEN

COMPANIA MINERA TECK CARMEN DE ANDACOLLO

AND

RGLD GOLD AG

DATED: as of July 9, 2015

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
1.1	Definitions	1

ARTICLE 2 PURCHASE AND SALE; DELIVERY		14
2.1	Purchase and Sale; Delivery	14
2.2	Statements	15
2.3	Purchase Price	16
2.4	Payment of Cash Price	16
2.5	Metals Account	16
2.6	Payments	16
2.7	Overdue Payments and Set-Off	16
2.8	Title; Risk of Loss for Refined Gold	17
2.9	No Specified Origin of Refined Gold	17
2.10	Taxes	18
2.11	Delivery Record	19
2.12	Threshold Date	19
2.13	No Minimum Delivery Obligation	19

ARTICLE 3 ADVANCE PAYMENT		19
3.1	Advance Payment	19
3.2	No Interest	19
3.3	No Restrictions on Use of Advance Payment	19

ARTICLE 4 DELIVERABLES FOR THE EFFECTIVE DATE		20
4.1	By Seller	20
4.2	By Purchaser	20

ARTICLE 5 TERM		20
5.1	Term	20

ARTICLE 6 REPRESENTATIONS AND WARRANTIES		21
6.1	By Seller	21
6.2	By Purchaser	26

ARTICLE 7 REPORTING; BOOKS AND RECORDS; INSPECTIONS		28
7.1	Reporting	28
7.2	Books and Records; Audits and Site Inspections	28

ARTICLE 8 COVENANTS		29
8.1	Conduct of Operations; Compliance with Governmental Requirements	29
8.2	Preservation of Existence	30
8.3	Processing/Commingling	30
8.4	Marketing	30
8.5	Insurance	31
8.6	Seller’s Delivery Obligations as Operating Expense	32
8.7	Ongoing Assistance with VQF Compliance	32
8.8	Expropriation Events and Expropriation Compensation	32
8.9	Stockpiling	32
8.10	Tailings and Residues	32
8.11	Title Maintenance and Taxes	33
8.12	Adjustment(s) for Process Changes	33

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ARTICLE 9 CONFIDENTIALITY		33
9.1	General	33
9.2	Public Disclosure	34
9.3	Press Releases	34

ARTICLE 10 CERTAIN ADDITIONAL RIGHTS OF PURCHASER		34
10.1	Right of First Offer	34
10.2	Right of First Offer (Mineral Rights)	35

ARTICLE 11 LIMITATIONS ON ASSIGNMENT AND TRANSFER		35
11.1	By Seller or any Seller Affiliate	35
11.2	By Purchaser	36
11.3	No Assignments to Restricted Persons	37
11.4	Effect of Prohibited Transfers and Assignments	37

ARTICLE 12 SELLER EVENTS OF DEFAULT; SELLER LIQUIDATION EVENT; PURCHASER REMEDIES		37
12.1	Seller Events of Default	37
12.2	Purchaser Remedies for a Seller Event of Default	37
12.3	Purchaser Remedy for Seller Liquidation Event	38

ARTICLE 13 PURCHASER EVENTS OF DEFAULT		38
13.1	Purchaser Events of Default	38
13.2	Seller’s Remedies	38

ARTICLE 14 INDEMNITY OF PURCHASER		39
14.1	Indemnity	39

ARTICLE 15 DISPUTE RESOLUTION		41
15.1	Delivery Disputes	41
15.2	Arbitration	42

ARTICLE 16 GENERAL		43
16.1	Rules of Interpretation	43
16.2	Purchase and Sale; Not a Debt Instrument	44
16.3	Further Assurances	45
16.4	Force Majeure	45
16.5	Survival	45
16.6	No Partnership	45
16.7	Governing Law	46
16.8	Notices	46
16.9	Amendments	47
16.10	Beneficiaries; Successors and Assigns	47
16.11	Entire Agreement	47
16.12	Remedies	47
16.13	Waivers	47
16.14	Severability	48
16.15	Counterparts; Electronic Signatures	48
16.16	Fees and Expenses	48
16.17	Business Opportunity	48
16.18	Time of the Essence	48

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THIS LONG TERM OFFTAKE AGREEMENT is dated as of July 9, 2015 (the “Effective Date”),

BY AND BETWEEN:

COMPANIA MINERA TECK CARMEN DE ANDACOLLO, a Chilean contractual mining company

(“Seller”)

-and-

RGLD GOLD AG, a Swiss corporation

(“Purchaser”)

WITNESSES THAT

WHEREAS, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, Refined Gold on and subject to the terms and conditions of this Agreement;

WHEREAS, Seller and Purchase acknowledge that copper is the main Mineral produced from the Subject Properties;

AND WHEREAS, Seller and Purchaser acknowledge that Delivery of Refined Gold hereunder is contingent on the production of Produced Gold from the Subject Properties.

NOW THEREFORE in consideration of the mutual premises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1                               Definitions

In this Agreement (including the recitals and schedules hereto) the following capitalized terms have the following meanings:

“Acceptance” has the meaning set out in Section 10.1.

“Additional Term” has the meaning set out in Section 5.1(a).

“Advance Payment” means Five Hundred Twenty-Five Million Dollars ($525,000,000).

“Affiliate” means, with respect to any Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, provided that the term “control” for purposes of this definition under this Agreement shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and provided, further that a Person who owns greater than fifty percent

(50)%) of any outstanding class of voting securities of any other Person shall be deemed to control such other Person.

“Agreement” means this Long Term Offtake Agreement, and all attached schedules, in each case as the same may be supplemented, amended, restated, modified or superseded from time to time in accordance with the terms hereof.

“Ancillary Property Rights” mean any land and water rights owned, controlled, leased, mined or operated by or on behalf of Seller or any Affiliate of Seller on or after the date of this Agreement not included in the Subject Properties, but which are required for the development and operation of the Project.

“Approvals” mean any authorizations, licenses, permits, consents, waivers, grant notices, approvals, rulings, orders, certifications, exemptions, filings, variances, decrees, registrations, or other actions, whether written or oral, of, by, from or on behalf of any Governmental Authority or any other third party, together with all easements, rights-of-way and other rights to access or use property.

“Arbitration Rules” has the meaning set out in Section 15.2(b).

“Auditor” means an internationally recognized accounting firm, as supported (in the discretion of such accounting firm) by an internationally recognized minerals engineering firm, which accounting and minerals engineering firms (i) are independent of the Parties and their respective Affiliates and (ii) have expertise in determining the quantity of gold mined, produced, extracted or otherwise recovered from mining projects similar to the Project.

“Auditor’s Report” has the meaning set out in Section 15.1(b).

“Bill of Lading Date” means, for any Lot, the date of issuance of a bill of lading by an Offtaker for such Lot.

“Business Day” means any day other than a Saturday or Sunday or a day on which national banking institutions in London, England, Zurich, Switzerland, Toronto, Ontario or Santiago, Chile or any other jurisdiction in which Purchaser elects to take gold delivery under Section 2.5 (as applicable to the relevant performance obligation under this Agreement) are closed to the public for conducting business.

“Canadian Securities Commissions” means, collectively, the securities commissions or equivalent securities regulators in each of the provinces of Canada.

“Cash Payment Percentage” means fifteen percent (15.0%), as the same may be reduced in accordance with Section 12.2(b).

“Cash Price” means, for any Delivery of Refined Gold, an amount per ounce equal to the product of (i) the Reference Price multiplied by (ii) the Cash Payment Percentage.

“Change in Law” has the meaning set out in Section 2.10(e)

“Claim Notice” has the meaning set out in Section 14.1(b)(i).

“Confidential Information” means:

(a)                                 books and records of Seller referred to in Section 7.2(a) which the Purchaser, acting through its officers, employees and representatives, audits, reviews, examines and makes copies of or abstracts pursuant to Section 7.2(b);

(b)                                 information obtained by the Purchaser acting through its Representatives during any visit or inspection of the properties of Seller (including the Subject Properties, the areas subject to Ancillary Property Rights and all improvements thereto and operations thereon) or discussion of the operations, technical findings, affairs, finances and accounts of Seller and other matters affecting Seller and its properties (including the Subject Properties, the areas subject to Ancillary Property Rights and all improvements thereto and operations thereon) with the officers of Seller pursuant to Section 7.2(c).

“Date of Delivery” means, as to any Delivery, the date of such Delivery.

“Dayton Concessions” means, collectively, the exploitation and exploration concessions owned or controlled by Compania Minera Dayton as of the Effective Date, including those set forth in Schedule 1.1, and “Dayton Concession” means any such concession individually.

“Deemed Final Delivery” has the meaning set out in Section 2.1(b)(ii).

“Default Interest” has the meaning set out in Section 2.7(a).

“Delivery” means delivery of Refined Gold to the applicable Metals Account by Seller and “Deliver” and “Delivered” have corresponding meanings.

“Delivery Dispute” has the meaning set out in Section 15.1(a).

“Delivery Record” has the meaning set out in Section 2.11.

“Designated Jurisdictions” has the meaning set out in Section 2.5.

“Dispute” means any dispute, claim or controversy arising out of, or in connection with this Agreement, including any question regarding this Agreement’s existence, validity or termination.

“Dollars” or “$” means the lawful currency of the United States of America.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system maintained by the U.S. Securities and Exchange Commission.

“Effective Date” is defined in the preamble.

“ENAMI” means Empresa Nacional de Mineria, owned by the State of Chile.

“Encumbrances” means any and all mortgages, deeds of trust, charges, assignments, hypothecs, prior claims, pledges, security interests, liens, easements, servitudes, rights of way, royalty interests, rights of reservation, rights of reclamation, and other encumbrances and adverse claims of every nature and kind securing any indebtedness, liability, performance or obligation of any Person, whether arising under Governmental Requirement or otherwise, perfected or unperfected, registered or unregistered.

“Environmental Governmental Requirements” mean Governmental Requirements relating to pollution or protection of the environment, including, without limitation, Governmental Requirements relating to emissions, discharges, or releases of pollutants, contaminants, chemicals, or industrial, toxic or Hazardous Substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, aquifers, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Substances or wastes which are applicable to the Ancillary Property Rights, the Project, the other assets owned, controlled or managed by Seller which are used on or in connection with the Ancillary Property Rights or the Project or to the activities of Seller on or in connection with the Ancillary Property Rights or the Project.

“Excluded Taxes” means, with respect to a Party, Taxes: (i) imposed on or measured by its net income, net profits, capital gains, capital or branch profits, arising in a jurisdiction (or any political subdivision thereof) by virtue of it being organized, having an office or having any establishment located in or having any other present or former connection with, such jurisdiction (or any political subdivision thereof); or (ii) imposed by reason of a Metals Account designated by the Purchaser pursuant to Section 2.5 being located in a jurisdiction other than a Designated Jurisdiction.

“Expropriation Compensation” means all value (whether in the form of money, securities, property or otherwise) paid or payable by any Governmental Authority to Seller or any Seller Affiliate in whole or partial settlement of claims, whether or not resulting from judicial proceedings and whether paid or payable within or outside of the Republic of Chile, as compensation for or in respect of any Expropriation Event.

“Expropriation Event” means any one or more acts or circumstances, which individually or in their totality, result in the appropriation, confiscation, cancellation, expropriation or nationalization (by intervention, condemnation or other form of taking), whether under color of Governmental Requirement or otherwise (including through confiscatory Taxation or imposition of confiscatory charges), of ownership or control of Seller, the Project, or any rights therein.

“Facilities” means the mining, processing, production, maintenance, administration, water and electrical and pipeline and shipping infrastructure, other utilities, and related ancillary infrastructure and other improvements, re-commissioned, constructed, operated or otherwise used by or on behalf of Seller to extract, beneficiate, market, transport and sell Minerals derived from the Subject Properties, whether or not located within the physical boundaries of the Subject Properties, but in each case only if wholly-owned by Seller.

“Force Majeure” has the meaning set forth in Section 16.4.

“Good Industry Practice” means, in relation to any decision or undertaking, the exercise of that degree of diligence, skill, care and prudence, which is commonly observed by international mining companies in the operation of projects similar to the Project in similar locations under the same or similar circumstances.

“Governmental Authority” means the government of Chile or any state, provincial, territorial, divisional, county, regional, city or other political subdivision of Chile, and any entity, court, arbitrator or arbitration panel, agency, department, commission, board, bureau or regulatory authority or other instrumentality of any of them exercising executive, legislative, judicial, regulatory or administrative functions that exercises valid jurisdiction, including over the Project or the Ancillary Property Rights.

“Governmental Requirement” means any law, statute, code, ordinance, treaty, order, rule, regulation, judgment, ruling, decree, injunction, franchise, permit, certificate, license, authorization, approval or other direction or requirement of any Governmental Authority.

“Hazardous Substance” means any substance or a composition that contains one or more hazardous substances whose characteristics pollute or damage the environment and are dangerous for the life and health of the humans with proven acute or chronic toxicity and other damaging effects.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indigenous Claims” means any claims, assertions or demands, written or oral, whether proven or unproven, made by any Indigenous Group to Seller or a Governmental Authority in respect of indigenous rights, indigenous title, treaty rights or any other Indigenous Interest in or to any portion of the Project.

“Indigenous Groups” means any indigenous persons or people, native persons or people, any person or group asserting or otherwise claiming an Indigenous or treaty right, including indigenous title, or any other Indigenous Interest, and any persons or group representing, or purporting to represent, any of the foregoing.

“Indigenous Interest” means an established or potential interest, right or claim of an Indigenous Group, including any assertion or claim of an Indigenous or treaty right, or any claims of the existence or potential existence of any Indigenous archaeological, burial, cultural or heritage sites.

“Initial Term” has the meaning set out in Section 5.1(a).

“Insolvency Event” means, for any Person, (i) such Person commences a voluntary case under any applicable Governmental Requirements concerning bankruptcy, insolvency, reorganization or liquidation now or hereafter in effect; (ii) such Person consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; (iii) such Person makes a general assignment for the benefit of creditors; (iv) such Person takes corporate or other action in furtherance of any of the foregoing; or (v) entry is made against such Person of a judgment, decree or order for relief affecting a substantial part of any of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar Governmental Requirement of any jurisdiction now or hereafter in effect and such judgement, decree or order continues unstayed and in effect for a period of sixty (60) days.

“International Court of Arbitration” has the meaning set forth in Section 15.2(b).

“Inventory Delivery” has the meaning set forth in Section 2.1(b)(iii).

“Knowledge of Purchaser” means the actual knowledge of each of Tony Jensen, Jason Hynes, or Stefan Wenger, in each case after reasonable inquiry, in their respective capacities as officers or directors of the Purchaser, as the case may be, and not in their personal capacities, with respect to the matters referenced, without personal liability on the part of any of them.  For greater certainty, where the phrase “to the Knowledge of Purchaser” qualifies a particular representation or warranty, there shall not be breach of such representation or warranty as a result of any fact or affair that is not within the Knowledge of Purchaser.

“Knowledge of Seller” means the actual knowledge of each of David Baril, Christian Arentsen, Manuel Novoa, Francisco Allendes, and Héctor De Las Peñas, in each case after reasonable inquiry, in their respective capacities as employees, officers or directors of Seller or Seller Affiliates, as the case may be, and not in their personal capacities, with respect to the matters referenced, without personal liability on the part of any of them.  For greater certainty, where the phrase “to the Knowledge of Seller” qualifies a particular representation or warranty, there shall not be breach of such representation or warranty as a result of any fact or affair that is not within the Knowledge of Seller.

“LBMA” means the London Bullion Market Association.

“LBMA Good Delivery Rules” means the Good Delivery Rules for Gold and Silver Bars — Specifications for Good Delivery Bars and Application Procedures for Listing of the LBMA, as amended from time to time.

“LBMA Refinery” means a gold refinery identified on the LBMA Good Delivery List from time to time.

“LIBO Rate” means, for any calendar month, the Interest Settlement Rate for Dollars as quoted by ICE Benchmark Administration for an interest period of three months displayed and identified on the Reuters Screen LIBOR 01 Page (or such other page that may replace that page on that service or a successor service as may be nominated by the British Bankers Association as the information vendor for the purpose of displaying the British Bankers’ Associations Interest Settlement Rate for dollars) at approximately 11:00 am (London time) on the first Business Day of such month; provided, however, if such rate does not appear on such screen page at that time, then the “LIBO Rate” for that calendar month shall be the six month LIBO Rate (determined as at 11:00 am (London time) on such Business Day) as quoted to Purchaser by a major United Kingdom bank, or such other market benchmark as the Parties may agree.

“Liquidation Event” means in the context of an Insolvency Event: (a) the reorganization, liquidation, dissolution or winding-up of the Seller or the Project, or (b) other distribution of or based on the assets of Seller or the Project among Seller’s shareholders, in any capacity.

“Losses” has the meaning set forth in Section 14.1(a).

“Lot” means any applicable quantity of Minerals delivered by Seller to, and accepted by, an Offtaker from time to time, that is separately sampled and assayed so that Seller and the applicable Offtaker can agree upon the content of some or all of the relevant Minerals therein, all as set forth in the applicable Metal Sales Contract(s).

“Lot Delivery” has the meaning set forth in Section 2.1(b)(i).

“MAE (Purchaser)” means any event, occurrence, change or effect that, when taken individually or together with all other events, occurrences, changes or effects, materially and adversely:

(a)                                 limits, restricts or impairs the ability of Purchaser to observe, perform or comply with its obligations under or pursuant to this Agreement; or

(b)                                 limits, restricts or impairs the rights or remedies of Seller under or pursuant to this Agreement.

“MAE (Seller)” means any event, occurrence change or effect that, when taken individually or together with all other events, occurrences, changes or effects, (i) materially and adversely limits, restricts or impairs the ability of Seller to operate the Project substantially in accordance with the Project’s operating plan in effect at such time (ii) materially and adversely limits, restricts or impairs the ability of Seller to observe, perform or comply with its obligations under or pursuant to this Agreement, (iii) materially and adversely limits, restricts or impairs the rights or remedies of Purchaser under or pursuant to this Agreement or (iv) causes or is reasonably likely to cause any significant decrease to expected gold production from the Project based on the operating plan in effect at such time, other than, in all cases, any change, effect, event or occurrence in or relating to:

(a)                                 changes in general political, economic or financial conditions, whether domestic or international in either case, including changes or disruptions in securities, currency exchange, real property, labour or commodities markets (including without limitation gold or copper prices); or

(b)                                 acts of God, any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or civil unrest; or

(c)                                  changes in applicable Governmental Requirements or changes in generally accepted accounting principles; or

(d)                                 changes due to disruption of power, labour, utilities, water, supply and transportation systems,

except to the extent the same affect the Project or the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), capitalization, operations or results of operations of Seller, as the case may be, in a manner that is materially disproportionate to the effect on other operators of a similar business in Chile.

“Materials” has the meaning set forth in Section 8.10.

“Metal Sales Contract” means any agreement entered into by Seller with any Person (i) for the sale of Minerals to such Person, or (ii) for the smelting, refining or other beneficiation of Minerals by such Person, and all amendments or addendums thereto.

“Metals Account” means the metals account(s) of Purchaser as designated pursuant to Section 2.5 from time to time.

“Mineral Loss” means all losses of, or damages to, Minerals, in any form, but excluding losses from the mining or processing of Minerals or losses in the ordinary course from the handling or transport of Minerals.

“Minerals” means any and all marketable metal bearing material that is contained within or derived from the Subject Properties, including, subject to Section 8.10, any marketable metal bearing material contained in tailings, waste rock, dumps or stockpiles derived from the Subject Properties.

“Mining Properties” mean the exploration and exploitation mining concessions set forth Schedule 1.2.

“Net Proceeds” means, with respect to the receipt of proceeds under

(a)                                 Section 8.5(c), for any Mineral Loss,

i.                                          the aggregate amount of proceeds received by Seller under a Seller insurance policy or from an Offtaker (whether under or relating to an Offtaker insurance policy) in respect of a Lot, less

ii.                                       Seller’s costs and expenses, including reasonable fees, costs and other out-of-pocket expenses (as evidenced by supporting documentation provided to the Purchaser upon request), incurred or paid to a third party by Seller in connection with the realization of such proceeds, without (as relevant) deduction for any insurance premiums or similar payments.

(b)                                 Section 8.8(b), for any Expropriation Event,

i.                                          the aggregate amount of Expropriation Compensation received by Seller or Seller Affiliate, as applicable, less

ii.                                       for Expropriation Compensation received by Seller, Seller’s costs and expenses arising directly as a consequence of the Expropriation Event, including Seller’s Taxes, payments by Seller to third-parties, employees, Government Authorities and any other payments made under Governmental Requirements or otherwise as a direct consequence of the Expropriation Event, as well as the reasonable fees, costs and other out-of-pocket expenses incurred or paid to a third party by Seller in connection with the realization of such proceeds, without deduction for insurance premiums or similar payments and in each case as evidenced by supporting documentation provided to Purchaser on request.

(c)                                  For Section 12.3, for any Liquidation Event,

i.                                          the aggregate amount of proceeds received by Seller or Seller Affiliate in the Liquidation Event, as applicable, less

ii.                                       for proceeds received by Seller, Seller’s costs and expenses arising directly as a consequence of the Liquidation Event, including Seller’s Taxes, payments by Seller to third-parties, employees, Government Authorities and any other payments made under Governmental Requirements or otherwise as a direct consequence of the Liquidation Event, as well as the reasonable fees, costs and other out-of-pocket expenses incurred or paid to a third party by Seller in connection with the realization of such proceeds, without deduction for insurance premiums or similar payments and in each case as evidenced by supporting documentation provided to Purchaser on request.

“Offtake Payment Date” means:

(a)                                 for any Lot purchased by an Offtaker from Seller, the earlier of the date of (i) receipt by Seller of payment or other consideration in final settlement or (ii) final settlement, regardless of payment by or to Seller, in each case under (i) or (ii), for any Produced Gold in accordance with the applicable Metal Sales Contract, including amounts received for warehouse holding certificates, derived from such Lot, and

(b)                                 for any Lot refined, smelted or otherwise beneficiated by an Offtaker on behalf of Seller, the earlier of the date of (i) receipt by Seller of Refined Gold derived from such Lot in final settlement or (ii) final settlement, regardless of payment by or to Seller, in each case under (i) or (ii), in accordance with the applicable Metal Sales Contract.

“Offtaker” means any Person that is a counterparty to a Metal Sales Contract.

“Offtaker Measurement” has the meaning set out in Section 2.1(c).

“Other Minerals” means any marketable metal bearing material that is not contained within or derived from the Subject Properties.

“Party” means Seller or Purchaser.

“Payable Gold” means, as to any Lot, Inventory Delivery or Deemed Final Delivery, the product of (A) the relevant amount of Produced Gold therein, multiplied by (B) the Percentage multiplied by (C) the Payable Percentage.

“Payable Percentage” means eighty-nine percent (89.0%).

“Payment Differential” means for each ounce of Refined Gold Delivered, the difference, expressed in Dollars, equal to the Reference Price minus the Cash Price.

“Percentage” means (i) from the Effective Date through to and ending on the Threshold Date, one hundred percent (100.0%), and (ii) thereafter, fifty percent (50.0%).

“Permitted Disposition” means (i) any Transfer by Seller of obsolete, worn out or no longer useful property of Seller, whether now owned or hereafter acquired; (ii) any Transfer of equipment, Facilities or Ancillary Property Rights by Seller to the extent that such property is not material to the Project, or such Transfer is required by applicable health and safety Governmental Requirements; (iii) any Transfer of equipment, Facilities or Ancillary Property Rights by Seller in the ordinary course of business and consistent with Good Industry Practice; (iv) any Transfers of Minerals containing gold or silver pursuant to metal streaming or royalty, production payment or similar agreements permitted under Section 10.1; (v) any other Transfers of Minerals pursuant to any Metal Sales Contract; (vi) the sale of Refined Gold under this Agreement; (vii) any Transfers of Minerals not containing gold; (viii) any term extension, renewal, replacement, conversion or substitution of any Subject Property, provided that any resulting exploration or exploitation mining concessions remain Subject Properties for purposes of this Agreement; or (ix) abandonment of any Subject Property in accordance with Section 10.2.

“Permitted Encumbrances” means any:

(a)                                 Encumbrances securing indebtedness of Seller;

(b)                                 any reservations or exceptions contained in the terms of the exploration or exploitation mining concessions, land or water rights comprising the Subject Properties or Ancillary Property Rights;

(c)                                  any reservations or exceptions created by applicable Governmental Requirement or the terms of any lease in respect of any Subject Properties or Ancillary Property Rights;

(d)                                 undetermined or inchoate Encumbrances on any portion of the Project incidental to construction, maintenance or operations which have not at the time been filed pursuant to Governmental Requirement;

(e)                                  Encumbrances for Taxes, assessments, royalties, rent or charges not at the time overdue, or which are being contested in good faith through appropriate proceedings and inchoate or statutory Encumbrances securing worker’s compensation assessments which are not overdue, or which are being contested in good faith through appropriate proceedings;

(f)                                   cash or governmental obligations deposited by Seller in the ordinary course of business in connection with contracts, bids, tenders or to secure worker’s compensation, unemployment insurance, surety or appeal bonds, costs of litigation, when required by Governmental Requirement, public and statutory obligations, Encumbrances incidental to current construction, mechanics’, warehousemen’s, carriers’ and other similar Encumbrances;

(g)                                  all rights reserved to or vested in any Governmental Authority by the terms of any Approval for the Project or by any statutory provision to terminate any such Approval for the Project or to require annual or periodic payments as a condition of the continuance thereof or to distrain against or to obtain an Encumbrance on any portion of the Subject Properties in the event of failure to make such annual or other periodic payments;

(h)                                 Encumbrances created by Seller in favor of any Governmental Authority securing Project closure, rehabilitation or other environmental obligations;

(i)                                     Encumbrances securing obligations of Seller to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operations of the Project in the ordinary course of business;

(j)                                    Encumbrances arising by operation of Governmental Requirement;

(k)                                 Encumbrances granted in favor of any Offtaker under any Metal Sales Contract; and

(l)                                     Encumbrances which are noted on Schedule 1.3;

(m)                             Encumbrances existing as of the Effective Date not included in any of the foregoing and which would not reasonably be expected to have a MAE (Seller).

“Person” means an individual, partnership, corporation (including a business trust), joint venture, limited liability company or other entity, or a Governmental Authority.

“Potential Purchaser” has the meaning set out in Section 10.1.

“Produced Gold” means any and all gold that is produced, extracted or otherwise recovered from Minerals in whatever form or state, including in concentrates, precipitates, doré or refined gold; provided however for greater certainty, any gold contained within slimes produced from the processing of oxide copper mineralization and associated copper cathode production from the supergene deposit on the Subject Properties through the Project’s SX-EW plant will be deemed not to be Minerals for the purposes of this Agreement.

“Project” means the Carmen de Andacollo copper-gold project located in Region IV, central Chile, which comprises the Subject Properties and the Facilities.

“Project Assets” means, collectively, (i) all assets (real and personal) of Seller relating to the Project and (ii) all assets (real and personal) of any Affiliate of Seller relating to the Project, if any.

“Project Studies” mean all feasibility studies and all geological, reserve, engineering, metallurgical and financial data and evaluations of the Project and the Ancillary Property Rights prepared by or for the benefit of Seller or otherwise in the possession and control of Seller which would reasonably be expected to be material to Purchaser and made available to Purchaser prior to the Effective Date.

“Proposed Transaction” has the meaning set out in Section 10.1.

“Purchaser” has the meaning set out in the preamble.

“Purchaser Affiliate” means any Affiliate of Purchaser from time to time.

“Purchaser Event of Default” has the meaning set out in Section 13.1.

“Purchaser Parent” means Royal Gold, Inc., a Delaware corporation.

“Recovery Amount” has the meaning set out in Section 14.1(b)(vi).

“Reference Price” means a price per ounce equal to, for any Lot Delivery, Inventory Delivery, or Deemed Final Delivery, the average of the LBMA (PM) Gold Price as quoted by ICE Benchmark Administration for the calendar month prior to the date on which such Delivery occurs. If the LBMA ceases to publish such quotations for gold, the Reference Price shall be determined by mutual agreement between the Parties, acting reasonably, and if such agreement cannot be reached within five (5) Business Days of the LBMA ceasing to publish the price for gold by arbitration in accordance with Section 15.2.

“Refined Gold” means marketable gold bearing material in the form of physical gold bars refined to a minimum 995 parts per 1,000 fine gold and otherwise meets LBMA Good Delivery Rules.

“Representatives” has the meaning set out in Section 7.2(c).

“Restricted Person” means any Person that:

(a)                                 is named, identified, described on or included on:

(i)                                     any lists maintained under the Criminal Code (Canada), the Special Economic Measures Act (Canada), the United Nations Act (Canada), or the Freezing Assets of Corrupt Foreign Officials Act (Canada), or under any regulations promulgated under any of the foregoing;

(ii)                                  the Denied Persons List, the Entity List or the Unverified List, compiled by the Bureau of Industry and Security, U.S. Department of Commerce;

(iii)                               the List of Statutorily Debarred Parties compiled by the U.S. Department of State;

(iv)                              the Specially Designated Nationals Blocked Persons List compiled by the U.S. Office of Foreign Assets Control; or

(v)                                 the annex to, or is otherwise subject to the provisions of, U.S. Executive Order No. 13324; or

(b)                                 is subject to trade restrictions under United States Governmental Requirement, including:

(i)                                     the International Emergency Economic Powers Act, 50 U.S.C.; or

(ii)                                  the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq.; or any other enabling Governmental Requirement or executive order relating thereto, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107-56; or

(c)                                  is subject to sanctions and embargos under Swiss Governmental Requirements, including:

(i)                                     the Federal Act on the Implementation of International Sanctions, dated 22 March 2002 (Embargo Act, EmbA); or

(ii)                                  the specific ordinances issued by the Swiss Federal Council based on the Embargo Act; or

or

(d)                                 is known, after reasonable inquiry, to be an Affiliate of a Person covered under (a) through (c).

“Sales Documents” means, for each Metal Sales Contract, such documents as are prepared thereunder and are reasonably necessary for Purchaser to verify that the amount of Refined Gold Delivered for any Lot thereunder is equivalent to the Payable Gold (as applicable) for such Lot, including the provisional and final settlement sheets, provisional and final invoices, credit notes, bills of lading, and any and all certificates and other documentation prepared or produced by the relevant Offtaker, including certificates for final shipped moisture content, final analyses and assays evidencing the amount of Minerals, including Produced Gold, delivered to the relevant Offtaker in such Lot, and evidencing the amount of Refined Gold projected or resulting from the refining, smelting or other beneficiation of such Lot.

“SEDAR” means the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators.

“Seller” has the meaning set out in the preamble.

“Seller Affiliate” means any Affiliate of Seller from time to time.

“Seller Disclosure Schedules” means the disclosure schedules delivered by Seller as of the Effective Date attached as Schedule 6.1.

“Seller Event of Default” has the meaning set out in Section 12.1.

“Seller Measurement” has the meaning set out in Section 2.1(c).

“Seller Parent” means Teck Resources Limited, a corporation organized under the laws of British Columbia.

“Subject Properties” means (A) the Mining Properties; (B) any other mining concessions held by Seller or any Affiliate of Seller as of the Effective Date, or acquired or constituted by Seller or any Affiliate of Seller following the Effective Date, which are wholly or partially located within a 1.5 kilometer radius from the external boundaries of the Mining Properties but if partially located within such 1.5 kilometer radius, only as to any part located within such radius; (C) any other mining concessions held by Seller or any Affiliate of Seller as of the Effective Date, or acquired or constituted by Seller or any Affiliate of Seller following the Effective Date, which are wholly or partially located within a one (1) kilometer radius from the boundaries formed by the Universal Transverse Mercator coordinates set out in Schedule 1.4, but if partially located within such one (1)kilometer radius, only as to any part located within such radius; and (D) any Dayton Concession held by Seller or any Affiliate of Seller as of the Effective Date, or acquired by Seller or any Affiliate of Seller following the Effective Date.  Notwithstanding the foregoing, “Subject Properties” shall not include any concession comprising the Los Negritos property as the Los Negritos property exists as of the Effective Date.   For the avoidance of doubt, neither clause (B) or clause (C) of the definition of “Subject Properties” shall cause any mining concession held, acquired or constituted by Seller or any Affiliate of Seller following the Effective Date that is not wholly or partially located within the radius described in clause (B) or (C) to be included in the definition of “Subject Properties”.

“Taxes” means all taxes, assessments and other governmental charges, duties, royalties and impositions, including any interest, penalties, tax instalment payments or other additions that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include all income or profits taxes (including federal, provincial, state and local income taxes), non-resident withholding taxes, sales and use taxes, branch profit taxes, ad valorem taxes, excise taxes, harmonized sales taxes, franchise taxes, gross receipts taxes, business licence taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, production taxes, transfer taxes, land transfer taxes, capital taxes, extraordinary income taxes, surface area taxes, property taxes, asset transfer taxes, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing.

“Term” has the meaning set out in Section 5.1(a).

“Third Party Claim” means any legal proceeding instituted or asserted by a third party, including a Governmental Authority, against Purchaser.

“Threshold Date” means the date on which an aggregate of nine hundred thousand (900,000) ounces of Refined Gold have been Delivered to Purchaser pursuant to this Agreement.

“Transaction Notice” has the meaning set out in Section 10.1.

“Transfer” means a direct or indirect transfer, sale, assignment, lease, conveyance, or other disposition, including pursuant to rights under any mortgage, pledge or other encumbrance.

“Transferred Interest” means (i) as to Seller, any interest of Seller under this Agreement, or in the Project or any Ancillary Property Rights, and (ii) as to Purchaser, any interest of Purchaser under this Agreement.

ARTICLE 2
PURCHASE AND SALE; DELIVERY

2.1                               Purchase and Sale; Delivery

(a)                                 Commencing as of the Effective Date, Seller shall sell and Deliver to Purchaser, who shall purchase and take, Refined Gold in each Delivery, in an amount equal to the Payable Gold to be calculated pursuant to Section 2.1(b)(i), (ii) and (iii), subject to the terms and conditions of this Agreement, for the purchase price determined pursuant to Section 2.3.

(b)                                 No later than the fifth (5th) Business Day following the end of each calendar month, from and after the Effective Date, Seller shall Deliver Refined Gold to Purchaser:

(i)                                     in an amount equal to all of the Payable Gold contained in a Lot for any calendar month in which an Offtake Payment Date occurs for that Lot (a “Lot Delivery”);

(ii)                                  in an amount equal to all of the Payable Gold contained in any Lot containing Produced Gold for which no Offtake Payment Date has occurred in the month, if:

1.                                      in the case of Produced Gold in the form of dore, sixty (60) calendar days from the Bill of Lading Date has passed and the sixtieth (60th) day occurs in that month; and

2.                                      in the case of Produced Gold in any form other than dore, including copper concentrate, one hundred sixty five (165) calendar days from the Bill of Lading Date has passed and the one hundred sixty fifth (165th) occurs in that month

(each, a “Deemed Final Delivery”); and

(iii)                               for any Produced Gold placed in inventory, whether before or after the Effective Date, and, which Produced Gold (in either case) remains in inventory for more than sixty (60) days from and after the Effective Date, in an amount equal to the

Payable Gold contained in such inventory placement for the month in which such sixtieth (60th) day occurs (an “Inventory Delivery”);

(c)                                  If Seller makes an Inventory Delivery or Deemed Final Delivery and an Offtake Payment Date subsequently arises for the Produced Gold subject to such Inventory Delivery or Deemed Final Delivery and the Produced Gold therein as determined by the Offtaker (the “Offtaker Measurement”), is different from the Produced Gold therein as determined by Seller in calculating its Inventory Delivery or Deemed Final Delivery obligation (the “Seller Measurement”), then (i) if the Offtaker Measurement is greater than the Seller Measurement, no later than the fifth (5th) Business Day following the end of the calendar month in which such Offtake Payment Date occurs, Seller shall Deliver an amount of Refined Gold equal to the Payable Gold for the number of ounces of Produced Gold relating to such excess and (ii) if the Offtaker Measurement is less than the Seller Measurement, Seller shall be entitled to offset against the next Delivery or Deliveries required by this Agreement, an amount of Refined Gold equal to the Payable Gold for the number of ounces of Produced Gold relating to such deficiency until the deficiency is reduced to zero.

(d)                                 Schedule 2.1(d) sets forth an illustration of the determination of Refined Gold to be Delivered to Purchaser as contemplated under this Section 2.1.

2.2                               Statements

Within five (5) Business Days following the end of each calendar month, if any of the following occurs:

(i)                                     an Offtake Payment Date;

(ii)                                  a Deemed Final Delivery; or,

(iii)                               an Inventory Delivery,

Seller shall deliver a statement to Purchaser setting out:

(a)                                 a calculation of the number of ounces of Refined Gold to be Delivered in respect of such Delivery;

(b)                                 the applicable Cash Price for each ounce of Refined Gold to be Delivered in respect of such Delivery;

(c)                                  the Delivery Record;

(d)                                 the aggregate number of ounces of Refined Gold Delivered to Purchaser under this Agreement;

(e)                                  for any Lot Delivery, the Sales Documents for such Delivery;

(f)                                   for any Inventory Delivery or Deemed Final Delivery, the Seller Measurement for such Delivery ; and

(g)                                  a shipping schedule of any Lot in respect of which the Offtake Payment Date has not occurred.

2.3                               Purchase Price

The Advance Payment shall be partial payment of the purchase price in advance for all Refined Gold Delivered to Purchaser under this Agreement. The Purchaser also shall pay Seller an additional purchase price for each ounce of Refined Gold Delivered equal to the Cash Price, which shall be payable in cash.  For greater certainty, the total purchase price for all Refined Gold Delivered to Purchaser under this Agreement shall be comprised of the Advance Payment and the aggregate payments of the Cash Price.

2.4                               Payment of Cash Price

Purchaser shall pay the Cash Price for each Delivered ounce of Refined Gold no later than five (5) Business Days after the later of:

(i)                                     Delivery; and

(ii)                                  receipt by Purchaser of the corresponding statement of Seller in accordance with Section 2.2.

in accordance with the wiring instructions set forth on Schedule 2.4 or such other wiring instructions that Seller may designate in writing from time to time.

2.5                               Metals Account

Purchaser has provided details of the initial Metals Account pursuant to Section 4.2(d).  Following the Effective Date, Purchaser shall be permitted to designate a Metals Account located in London, United Kingdom, Toronto, Canada, or Zurich, Switzerland (“Designated Jurisdictions”) at any time on prior written notice to Seller of at least ten (10) Business Days before any Delivery is to be made hereunder.  Purchaser shall be permitted to designate a Metals Account located in another jurisdiction only with the prior written consent of Seller, such consent not to be unreasonably withheld.

2.6                               Payments

All payments to be made in cash under this Agreement shall be made in Dollars and shall be made by wire transfer in immediately available funds to the bank account or accounts designated by the receiving Party in writing from time to time.

2.7                               Overdue Payments and Set-Off

(a)                                 Any payment or Delivery not made by a Party when due under this Agreement shall incur interest (“Default Interest”) from the due date therefor until such payment is paid or such Delivery is made, in full, together with applicable Default Interest thereon.

(i)                                     Default Interest shall accrue on any overdue payment at a per annum rate equal to the LIBO Rate on the due date therefor, plus four percent (4%), calculated and compounded monthly in arrears; and

(ii)                                  Default Interest shall accrue on any overdue Delivery obligation at a per annum rate equal to the LIBO Rate on the due date therefor, plus four percent (4%), calculated and compounded monthly in arrears, and shall be calculated on an amount equal to the product of (i) the number of ounces of Refined Gold subject to such overdue Delivery multiplied by (ii) the applicable Reference Price on the last date at which Seller’s corresponding Delivery obligation was originally due.

(b)                                 Seller may set off the amount of any overdue payment obligation of Purchaser plus applicable Default Interest thereon against the next Delivery(ies), by deducting a number of ounces of Refined Gold from such Delivery(ies) equal to the quotient of (i) the aggregate Dollar amount of such overdue payment obligation plus such applicable Default Interest divided by (ii) the Reference Price on the date at which Purchaser’s corresponding payment obligation was originally due.

(c)                                  Purchaser may elect to receive the value of any Default Interest accrued on an overdue Delivery obligation in the form of (1) Refined Gold or (2) as an offset against Purchaser’s obligation to pay the applicable Cash Price for Refined Gold subsequently Delivered.

(i)                                     If Purchaser elects to receive the value of any overdue Delivery obligation plus applicable Default Interest thereon in the form of Refined Gold, the amount of Refined Gold to be Delivered shall be equal to the quotient of (i) (A) the number of ounces of Refined Gold subject to such overdue Delivery multiplied by (B) the applicable Reference Price on the last date at which Seller’s corresponding Delivery obligation was originally due, plus (ii) accrued Default Interest thereon, together, divided by (iii) the applicable Reference Price on the last date at which Seller’s corresponding Delivery obligation was originally due.

(ii)                                  If Purchaser elects to receive the value of applicable Default Interest for a late Delivery as an offset against the Cash Price for subsequent Delivery(ies), Purchaser shall deduct the amount of Default Interest determined under Section 2.7(a)(ii) from the Cash Price for such Delivery(ies) until fully offset.

(d)                                 Purchaser may elect to set off the amount of any overdue payment obligation of Seller plus applicable Default Interest thereon against the Cash Price for any subsequent Delivery(ies).

2.8                               Title; Risk of Loss for Refined Gold

(a)                                 Seller represents, warrants and covenants to Purchaser that, at the time of a Delivery, (1) Seller is the legal and beneficial owner of the Refined Gold Delivered, (2) Seller has good, valid and marketable title to such Refined Gold, (3) such Refined Gold is free and clear of all Encumbrances, and (4) Seller shall provide Purchaser good, valid and marketable title to the Refined Gold so Delivered, free and clear of all Encumbrances.

(b)                                 Title to, and risk of loss of, Refined Gold shall pass from Seller to Purchaser on Delivery.

2.9                               No Specified Origin of Refined Gold

It is understood that, in all cases under this Agreement, Payable Gold is referenced only to determine the amount of Refined Gold to be Delivered. Refined Gold actually Delivered may originate from the Project or any other source capable of supplying Refined Gold; provided that (i) all Refined Gold shall be sourced from an LBMA Refinery and (ii) from time to time, at Purchaser’s request, acting reasonably, Seller shall cooperate with and use its commercially reasonable efforts to assist Purchaser in obtaining certification (reasonable in light of industry practices then in effect) from any such source that such Refined Gold has been sourced from an LBMA Refinery.

2.10                        Taxes

(a)                                 Except to the extent Purchaser is required by applicable Governmental Requirement to pay any Indemnified Taxes (in which case, Section 2.10(b) shall apply), all Deliveries, and all amounts paid by Seller hereunder shall be made or paid without any deduction, withholding, charge or levy for or on account of any Indemnified Taxes, including any deduction, withholding, charge or levy that results from any change in Governmental Requirement or change in interpretation of any Governmental Requirement by a tax authority, all of which shall be for the account of Seller.  If any such Indemnified Taxes are required or permitted by Governmental Requirement to be deducted, withheld, charged, recovered, or levied by Seller, then (i) in the case of a Delivery by Seller, Seller shall make, in addition to such Delivery, such additional Delivery as is necessary to ensure that the net amount of Refined Gold received by Purchaser (free and clear and net of any such Indemnified Taxes, including any Indemnified Taxes required to be deducted, withheld, charged or levied on any such additional amount) equals the full amount of Refined Gold that Purchaser would have received had no such deduction, withholding, charge or levy been required, and no changes to the Delivery Record shall be made in connection with any such Delivery, (ii) in the case of a payment by Seller, Seller shall make, in addition to such payment, such additional payment as is necessary to ensure that the net amount received by Purchaser (free and clear and net of any such Indemnified Taxes, including any Indemnified Taxes required to be deducted, withheld, charged or levied on any such additional amount) equals the full amount that Purchaser would have received had no such deduction, withholding, charge or levy been required, (iii) Seller shall make and pay to the appropriate Governmental Authority any such withholdings or deductions in the full amount required to be withheld or deducted and paid by it under any Governmental Requirement, and shall provide reasonable documentation of such withholding or deduction and payment to Purchaser.

(b)                                 If Purchaser is required by applicable Governmental Requirement to pay any Indemnified Taxes that are to be borne by Seller under Section 2.10(a), Purchaser shall provide reasonable documentation of such payment to Seller, and Seller shall promptly reimburse Purchaser following Seller’s receipt of such documentation.

(c)                                  Where Seller or Purchaser has paid any Indemnified Tax that is to be borne by Seller under Section 2.10(a) to a Governmental Authority which is the subject of a dispute with that Governmental Authority or in respect of which a refund may be sought, Purchaser shall, at the request and cost of Seller, reasonably cooperate and act on behalf of Seller to seek the recovery of such disputed Indemnified Taxes or a refund of such Indemnified Taxes. Otherwise, Purchaser shall have no obligation to seek a recovery or refund of Indemnified Taxes required to be paid by Seller or Purchaser.  However, if Purchaser receives a recovery or refund of Indemnified Taxes actually paid by Seller, Purchaser shall promptly remit to Seller an amount equal to such refund, including any interest paid to Purchaser by the relevant Governmental Authority for such Indemnified Taxes, net in any case of Purchaser’s reasonable expenses associated with such refund and remittance.

(d)                                 Seller shall file all returns and other documentation, at its own expense, for Indemnified Taxes that are to be borne by Seller under Section 2.10(a) as required by applicable Governmental Requirement.

(e)                                  If, as a result of any change in applicable Governmental Requirements relating to Taxes or in the interpretation of any such laws by relevant Governmental Authorities (each, a “Change in Law”), Seller is required to deduct, withhold, charge or levy a material amount for or on account of Indemnified Taxes on Delivery of Refined Gold, which Indemnified Taxes are materially in excess of the Indemnified Taxes which would have been deducted, withheld, charged or levied on such Deliveries prior to the Change in Law, or an Indemnified Tax is materially increased or is imposed after the Effective Date, Seller and Purchaser agree that, upon the request of Seller, the Parties shall negotiate in good faith to amend this Agreement to significantly reduce Seller’s adverse exposure to any such Change in Law; provided, however, that notwithstanding anything in this Agreement to the contrary, no Party shall be obligated to execute any such amendment if doing so would have an adverse impact on such Party, as determined by such Party in its sole and absolute discretion.

2.11                        Delivery Record

Seller shall maintain a written record (the “Delivery Record”) of the difference of:

(a)                                 the Advance Payment; minus

(b)                                 the aggregate Payment Differential for each Delivery,

at all times, until the date such aggregate Payment Differential exceeds the Advance Payment.

2.12                        Threshold Date

Seller shall promptly notify Purchaser of the Threshold Date, once such date has occurred.

2.13                        No Minimum Delivery Obligation.

Seller shall not be required to Deliver any minimum amount of Refined Gold under this Agreement.

ARTICLE 3
ADVANCE PAYMENT

3.1                               Advance Payment

On the Effective Date, Purchaser shall make the Advance Payment to Seller by way of a cash payment in accordance with the wiring instructions set forth on Schedule 2.4.

3.2                               No Interest

No interest shall accrue or be payable on any portion of the Advance Payment.

3.3                               No Restrictions on Use of Advance Payment

There shall be no restrictions on Seller’s use of the Advance Payment.

ARTICLE 4
 DELIVERABLES FOR THE EFFECTIVE DATE

4.1                               By Seller

Seller has delivered to Purchaser on the Effective Date:

(a)                                 a counterpart to this Agreement, duly executed by an authorized officer of Seller;

(b)                                 an executed certificate(s) of a senior officer(s) of Seller, dated as of the Effective Date;

(c)                                  legal opinions of Carey y Cia., Chilean counsel to Seller, and Borden Ladner Gervais LLP, Canadian counsel to Seller, dated as of the Effective Date;

(d)                                 a certified copy of the passport of each individual who executes this Agreement on behalf of Seller; and

(e)                                  copies of all Metal Sales Contracts in effect as of the Effective Date.

4.2                               By Purchaser

Purchaser has delivered to Seller on the Effective Date:

(a)                                 a counterpart to this Agreement, duly executed by an authorized officer of Purchaser;

(b)                                 an executed certificate(s) of a senior officer(s) of Purchaser, dated as of the Effective Date

(c)                                  legal opinions of Schellenberg Wittmer, Swiss counsel to Purchaser, and McCarthy Tétrault, Canadian counsel to Purchaser dated as of the Effective Date

(d)                                 details of Purchaser’s initial Metals Account; and

(e)                                  the Advance Payment, delivered pursuant to Section 3.1, via wire transfer of immediately available funds.

ARTICLE 5
TERM

5.1                               Term

(a)                                 The term of this Agreement shall be deemed to have commenced on the Effective Date and, subject to Section 5.1(b) and 13.2(b) shall continue until the date that is forty (40) years after the Effective Date (the period from and including the Effective Date to but excluding the date that is forty (40) years after the Effective Date, the “Initial Term”) and thereafter shall be automatically extended at the option of Purchaser or Seller for successive ten (10) year periods (each an “Additional Term” and, together with the Initial Term, the “Term”) by the delivery of written notice to the other Party at least thirty (30) days and not more than ninety (90) days prior to the expiration of the relevant Term.

(b)                                 This Agreement may be terminated by the Parties on mutual written consent, or as otherwise provided in this Agreement.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

6.1                               By Seller

Except as set forth on the Seller Disclosure Schedules, Seller hereby makes the representations and warranties set forth in this Section 6.1 to Purchaser as of the Effective Date.

(a)                                 Valid Existence.

Seller is a company validly existing under the laws of its jurisdiction of incorporation and is current with all filings required by Governmental Requirements to maintain its existence.

(b)                                 Due Authorization.

All requisite corporate acts and proceedings have been done and taken by Seller, including obtaining all requisite shareholder and/or board of director’s approvals, with respect to  entering into this Agreement and performing its obligations hereunder.

(c)                                  Due Authority.

Seller has the requisite corporate power, capacity and authority to enter into this Agreement and to perform its obligations hereunder.

(d)                                 No Conflicts.

This Agreement and the exercise of its rights and performance of its obligations hereunder do not and will not, (i) except as would not have or reasonably be expected to have a MAE (Seller), conflict with, or result in a default under, any agreement, contract, mortgage, bond or other instrument to which Seller or any Seller Affiliate is a party or which is binding on its assets, (ii) conflict with Seller’s constitutional documents, or (iii) except as would not have or reasonably be expected to have a MAE (Seller), conflict with or violate any applicable Governmental Requirements.

(e)                                  No Default.

Seller is not currently in breach or default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, and no event has occurred that with the passage of time would constitute such a breach or default, except in each case where the breach or default would not, or would not reasonably be expected to, have a MAE (Seller) and, to the Knowledge of Seller, there is no breach or default by any counterparty thereto or inability of any counterparty thereto to perform its obligations thereunder which has or would be reasonably expected to have a MAE (Seller).

(f)                                   Approvals for this Agreement.

Any Approvals by any Governmental Authorities, shareholders of Seller, or any other third parties required on or before the Effective Date to consummate the transactions contemplated by this Agreement, whether under any applicable Governmental

Requirements or otherwise, have been obtained and remain in full force and effect as of the Effective Date.

(g)                                  Due Execution and Enforceability.

This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms subject to any qualification regarding enforceability in the legal opinions provided pursuant to Section 4.1(c).

(h)                                 No Insolvency Event.

(i) There is no Insolvency Event for Seller or Seller Parent, and, (ii) to the Knowledge of Seller, there is no circumstance which, with notice or the passage of time, or both, would reasonably be expected to give rise to an Insolvency Event for Seller or Seller Parent.

(i)                                     Ownership of Seller.

Seller Parent owns beneficially ninety percent (90%) of the capital stock of Seller, free and clear of any Encumbrances.  The remaining ten (10%) of the capital stock of Seller is owned beneficially and of record by ENAMI.

(j)                                    Full Title and Interest in Project and Produced Gold.

Except for any Permitted Encumbrances or otherwise as would not reasonably be expected to have a MAE (Seller), no Person other than the Parties has any agreement, option, right of first refusal or right, title or interest or right capable of becoming an agreement, option, right of first refusal or right, title or interest, in or to all or any part of the Project or Produced Gold.

(k)                                 Fees and Obligations Relating to Properties.

All concession fees, including the annual fees or patentes mineras, and other amounts required to be paid have been paid when due and payable and all other actions (including any required work or payments in lieu of work) have been taken and all other obligations as are required to maintain the Subject Properties have been complied with, except where the failure to make a payment when due or take an action or perform an obligation would not reasonably be expected to have a MAE (Seller).

(l)                                     All Necessary Approvals.

(i)                                     Seller has obtained or been issued all Approvals necessary for the ongoing operation of the Project in accordance with its operating plan, including commercial production of Minerals from the Project, other than such Approvals that are not necessary as of the Effective Date or such Approvals the failure to have or obtain which are not material to the ongoing operation of the Project in accordance with its operating plan, including commercial production of Minerals from the Project, and

(ii)                                  to the Knowledge of the Seller, there are no facts or circumstances that might reasonably be expected to adversely affect the issuance of any such Approvals, which could reasonably be expected to have a MAE (Seller).

(m)                             Approvals under Environmental Governmental Requirements.

No Approval under any Environmental Governmental Requirements which is necessary for the ongoing operation of the Project, including commercial production of Minerals from the Project, has been either: (i) withdrawn or threatened to be withdrawn by any Governmental Authority; or (ii) challenged or threatened to be challenged by any Person on non-frivolous grounds.

(n)                                 Subject Properties Constitute Entirety of Seller’s Interest.

The Subject Properties constitute all of the rights that comprise Seller’s interests in the Mineral reserves and resources of the Project and Seller is the holder of a 100% undivided interest in and to the Project (including the Subject Properties), free and clear of all Encumbrances, except Permitted Encumbrances, and, without limiting the generality of the foregoing, Seller is the legal and beneficial holder of the Mining Properties.

(o)                                 Validity of Mining Concessions.

Except as would not reasonably be expected to result in a MAE (Seller), (i) Seller’s rights in and to the Mining Properties are valid and in full force and effect and (ii) Seller has complied in all material respects with its obligations in respect thereof, including the annual fees or patentes mineras, under applicable Governmental Requirements (including Environmental Governmental Requirements).  No third party holds any mining rights that conflict with Seller’s rights in and to the Mining Properties, except as would not reasonably be expected to have a MAE (Seller).

(p)                                 No Encumbrances other than Permitted Encumbrances.

Seller’s right, title and interest in and to the Project is not subject to any Encumbrances, other than Permitted Encumbrances; nor has Seller granted, or agreed to grant, any Encumbrances, other than Permitted Encumbrances, affecting or in the Project, or any part thereof to any Person.

(q)                                 No Rent or Royalty.

Subject only to the rights of any Governmental Authority, Permitted Encumbrances, or as would not reasonably be expected to have a MAE (Seller), no Person is entitled to or holds as of the Effective Date any rent or royalty, or other payment in the nature of rent or royalty on or for the Project, including any Minerals.

(r)                                    No Expropriation Event.

Seller has not received any notice of (i) any Expropriation Event and, to the Knowledge of Seller, there is no Expropriation Event pending or threatened against or affecting all or any part of the Project, or (ii) any circumstances, notice, discussions, or negotiations which could reasonably be expected to result in an Expropriation Event.

(s)                                   Compliance with Governmental Requirements.

Conditions on and relating to the Project, and all past and current operations conducted thereon by (i) Seller were and are in compliance with applicable Governmental Requirements (including without limitation Environmental Governmental Requirements and Governmental Requirements prohibiting official or commercial corruption or bribery), except as would not reasonably be expected to have a MAE (Seller) and, (ii) to the Knowledge of Seller, Persons other than Seller were in compliance in all material respects with applicable Governmental Requirements (including Environmental Governmental Requirements and Governmental Requirements prohibiting official or commercial corruption or bribery), except as would not reasonably be expected to have a MAE (Seller).

(t)                                    Existing Metal Sales Contracts.

Each existing Metal Sales Contract is valid and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or similar Governmental Requirements affecting creditors’ rights generally and by general principles of equity.

(u)                                 No Suits or Proceedings.

(i)                                     Neither Seller, nor Seller Parent, nor the Project, nor any part thereof is a party nor is it subject to any pending action, suit, proceeding, investigation or claim affecting or pertaining to the Project or any part thereof; and

(ii)                                  to the Knowledge of Seller, no such action, suit, proceeding, investigation or claim is threatened or outstanding,

except, in each case (individually or together with all actions, suits, proceedings, investigations or claims to which Seller is a party or to which it is subject, or which are, to the Knowledge of Seller, threatened or outstanding), as does not or would not reasonably be expected to have a MAE (Seller).

(v)                                 No Judgments or Decrees.

Neither Seller, nor Seller Parent, nor the Project, nor any part thereof, is a party nor is it subject to any outstanding judgment, order, writ, injunction or decree except (individually or together with all outstanding judgments, orders, writs, injunctions or decrees to which Seller or the Project is subject) as does not or would not reasonably be expected to have a MAE (Seller).  Notwithstanding the foregoing, (i) neither Seller, nor Seller Parent, nor the Project is a party to nor subject to any judgment, order, writ, injunction or decree which prohibits, restrains, materially limits or imposes material adverse conditions on, the transactions contemplated by this Agreement and (ii) no action or proceeding has been instituted or remains pending or, to the Knowledge of Seller, has been threatened and not resolved before any Governmental Authority to restrain, prohibit, materially limit or impose material adverse conditions on such contemplated transactions.

(w)                               No Trustees or Nominees; No Brokers.

Seller enters into and performs this Agreement on its own account and not as trustee or a nominee of any other Person. Seller has not engaged any broker, agent or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement and it is not aware of any current or possible future claim for any brokerage, agency or finder’s fee or commission in connection with the transactions contemplated by this Agreement.

(x)                                 Indigenous Matters.

(i) To the Knowledge of Seller, no Indigenous Groups have expressed an Indigenous Interest in connection with the Project; (ii) there are no current or pending Indigenous Claims affecting the Project which are reasonably expected to be determined adversely to it; and (iii) neither Seller, nor Seller Parent has offered, or entered into any written or oral agreements with Indigenous Groups to provide benefits, financial or otherwise, with respect to the Project at any stage of development or operation.

(y)                                 Recent Developments — No MAE (Seller).

Since December 31, 2014 the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), capitalization, operation or results of operations of Seller, have not been affected by any change, effect, event or occurrence (whether or not insured against) which could reasonably be expected to result in a MAE (Seller).

(z)                                  Tax Matters.

(i)                                     Seller has filed or caused to be filed on a timely basis all Tax returns that were required to be filed by or with respect to it pursuant to applicable Governmental Requirements,

(ii)                                  Seller has not requested an extension of time within which to file any Tax return, all Tax returns filed by it or with respect to it are complete and correct and comply with applicable Governmental Requirement,

(iii)                               Seller has paid, or made provisions for the payment of, all Taxes that were due for all periods covered by any Tax return and as required by applicable Tax Governmental Requirement,

(iv)                              Seller has withheld or collected and paid to the proper Governmental Authority all Taxes required to be withheld, collected or paid by it,

(v)                                 no claim has been made by any Governmental Authority in a jurisdiction where Seller does not file Tax returns that it is subject to Taxation by that jurisdiction, and

(vi)                              no Tax return is, to the Knowledge of Seller, the subject of an audit by any Governmental Authority, and no proceedings are pending before any Governmental Authority with respect to Taxes, which in each case has or could reasonably be expected to result in a MAE (Seller).

6.2                               By Purchaser

Purchaser hereby makes the representations and warranties set forth in this Section 6.2 to Seller as of the Effective Date:

(a)                                 Valid Existence.

Purchaser is a company validly existing under the laws of its jurisdiction of incorporation and is current with all filings required by Governmental Requirements to maintain its existence.

(b)                                 Due Authorization.

All requisite corporate acts and proceedings have been done and taken by it, including obtaining all requisite board of director’s approvals, with respect to entering into this Agreement and performing its obligations hereunder.

(c)                                  Due Authority.

Purchaser has the requisite corporate power, capacity and authority to enter into this Agreement and to perform its obligations hereunder.

(d)                                 No Conflicts.

This Agreement and the exercise of its rights and performance of its obligations hereunder do not and will not, (i) except as would not have or reasonably be expected to have a MAE (Purchaser) conflict with or result in a default under any agreement, contract, mortgage, bond or other instrument to which Purchaser or any Purchaser Affiliate is a party or which is binding on its assets, (ii) conflict with Purchaser’s constitutional documents, or (iii) except as would not have or reasonably be expected to have a MAE (Purchaser) conflict with or violate any applicable Governmental Requirements.

(e)                                  No Default.

Purchaser is not currently in breach or default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, and no event has occurred that with the passage of time would constitute such a breach or default, except in each case where the breach or default would not, or would not reasonably be expected to, have a MAE (Purchaser), and to the Knowledge of Purchaser, there is no breach or default by any counterparty thereto or the inability of any counterparty to perform its obligations thereunder which has or would reasonably be expected to have a  MAE (Purchaser).

(f)                                   Approvals for this Agreement.

Any Approvals by any Governmental Authorities, shareholders of Purchaser or any other third parties required on or before the Effective Date to consummate the transactions contemplated by this Agreement, whether under any applicable Governmental Requirements or otherwise have been obtained and remain in full force and effect as of the Effective Date.

(g)                                  Due Execution and Enforceability.

This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of it, enforceable against Purchaser in accordance with its terms subject to any qualification regarding enforceability in the legal opinions provided pursuant to Section 4.2(c).

(h)                                 No Insolvency Event.

(i) There is no Insolvency Event for Purchaser, and, (ii) to the Knowledge of Purchaser, there is no circumstance which, with notice or the passage of time, or both, would reasonably be expected to give rise to an Insolvency Event for Purchaser or Purchaser Parent.

(i)                                     Ownership of Purchaser.

Purchaser Parent owns beneficially and of record all of the capital stock of Purchaser, free and clear of any Encumbrances.

(j)                                    No Trustees or Nominees; No Brokers.

Purchaser enters into and performs this Agreement on its own account and not as trustee or a nominee of any other Person.  Purchaser has not engaged any broker, agent or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement and it is not aware of any current or possible future claim for any brokerage, agency or finder’s fee or commission in connection with the transactions contemplated by this Agreement.

(k)                                 No Judgments or Decrees.

Purchaser is not subject to any judgment, order, writ, injunction or decree except (individually or together with all outstanding judgments, orders, writs, injunctions or decrees to which Purchaser is subject) as does not or would not reasonably be expected to result in a MAE (Purchaser).  Notwithstanding the foregoing, (i) Purchaser is not subject to any judgement, writ, injunction or decree which prohibits, restrains, materially limits or imposes material adverse conditions on, the transactions contemplated by this Agreement and (ii) no action or proceeding has been instituted or remains pending or, to the Knowledge of Purchaser, has been threatened and not resolved before any such Governmental Authority to restrain, prohibit, limit or impose adverse conditions on such contemplated transactions.

(l)                                     Recent Developments — No MAE (Purchaser).

Since December 31, 2014, the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), capitalization, operation or results of operations of Purchaser, have not been affected by any change, effect, event or occurrence (whether or not insured against) which could reasonably be expected to result in a MAE (Purchaser).

ARTICLE 7
REPORTING; BOOKS AND RECORDS; INSPECTIONS

7.1                               Reporting

Seller shall deliver to Purchaser the following for the Project:

(a)                                 Within twenty (20) calendar days of each month end, un-redacted monthly operating reports, and, if and to the extent prepared, any monthly construction or exploration reports, in each case for all activities by or for the benefit of Seller relating to the Project in respect of the relevant month;

(b)                                 Annual reports of mineral reserves and resources for the Subject Properties as and when calculated from time to time but no less frequently than once each year and such reports shall be delivered to Purchaser within two (2) months following the date any such report is completed;

(c)                                  All material engineering and economic studies or reports related to the Project, including all material amendments or revisions to Project Studies, as and when prepared;

(d)                                 A copy of the annual budget for operations, production forecasts and life of mine plan for the Project, and all material updates or revisions to any of them, as and when prepared;

(e)                                  A copy of all new Metal Sales Contracts and any amendment to an existing Metal Sales Contract;

(f)                                   Prompt notice of any material event pertaining to Seller or the Project, including any material event of Force Majeure, material legal or administrative proceedings, material disputes under any Metal Sales Contract, notice of a material violation of any Governmental Requirement, any actual or threatened withdrawal or cancellation of any material Approval, any Seller Event of Default under this Agreement, the occurrence of any Insolvency Event, or any other event, development or occurrence that has or is reasonably likely to have a MAE (Seller); and

(g)                                  Advance notice of any proposed change referenced in Section 8.12.

Notwithstanding this Section 7.1, Seller shall have no obligation to provide any Person to act as a qualified person (as defined in National Instrument 43-101) in respect of, provide qualified person consents or certificates in respect of, or otherwise certify for or on behalf of Purchaser, any mineral reserve and resource statements, reports, press releases or other documentation of any kind.

7.2                               Books and Records; Audits and Site Inspections

(a)                                 Seller shall keep true and accurate books and records of all of its operations and activities under this Agreement or which would affect any obligation to Purchaser under this Agreement (including any Delivery obligation).  Seller shall keep for a period of not less than three (3) years, all records and information relating to the calculation and amounts of Refined Gold required to be Delivered, including accurate records of tonnage, volume of production, analyses of products, weight, moisture, assays of payable metal content, refining charges and other related records and information.

(b)                                 Seller shall permit Purchaser acting through its officers, employees and representatives to perform audits not more often than one (1) time during any calendar year (provided that no such restriction shall apply upon the occurrence, and during the continuation, of a Seller Event of Default) to audit, review, examine and make copies of and abstracts from the books and records of Seller referred to in Section 7.2(a).  Purchaser shall pay the costs of any audit under this Section 7.2(b).

(c)                                  At any reasonable time during normal business hours and from time to time, on reasonable prior notice, Seller shall permit Purchaser acting through its officers, employees and representatives (the “Representatives”), acting reasonably and at their own expense, to visit and inspect the properties of Seller (including the Subject Properties, the areas subject to Ancillary Property Rights and all improvements thereto and operations thereon) and to discuss the operations, technical findings, affairs, finances and accounts of Seller and other matters affecting Seller and its properties (including the Subject Properties, the areas subject to Ancillary Property Rights and all improvements thereto and operations thereon) with the officers of Seller.

(d)                                 With regard to the visits and inspections permitted by Section 7.2(b) and Section 7.2(c) hereof, Seller shall not be responsible for injuries to or damages suffered by Purchaser or its Representatives during any such visit or inspection unless such injuries or damages are caused or contributed to by the gross negligence or willful misconduct of Seller, its representatives or any other Person for whom Seller is legally responsible. Purchaser and its Representatives shall not permit their activities under this Section 7.2 to unreasonably interfere with the business and operations of Seller and its properties, including the Project site, or at any facility or processor at which Minerals may be processed, and agree that such inspections shall be subject to the confidentiality provisions of this Agreement. Such site inspection activities shall also be subject to supervision of Seller, conducted in compliance with Governmental Requirements and Seller’s safety and workplace rules and procedures. Purchaser and its Representative shall diligently complete any audit or other examination permitted hereunder.

ARTICLE 8
COVENANTS

8.1                               Conduct of Operations; Compliance with Governmental Requirements

(a)                                 Seller shall engage solely in the business of developing and operating the Subject Properties and the Project and other prospective mineral properties and activities incidental thereto.

(b)                                 All decisions regarding the Project, including all decisions concerning the methods, extent, times, procedures and techniques of any (i) exploration, development and mining related to the Project, including spending on capital expenditures, (ii) leaching, milling, processing or extraction, (iii) materials to be introduced on or to the Project, and (iv) except as provided herein, the sales of Minerals and terms thereof shall be made by Seller, in its sole discretion. Without limiting the generality of the foregoing, Seller shall be permitted to place the Project on care and maintenance at any time and from time to time in its sole discretion, provided that it is acting in a commercially reasonable manner and not inconsistent with Good Industry Practice.

(c)                                  Notwithstanding Section 8.1(b), Seller agrees that it shall use commercially reasonable efforts to diligently carry out and perform all mining operations and activities pertaining to or in respect of the Project in a commercially reasonable manner and in all material respects in accordance with Governmental Requirements, the Approvals, and in accordance with the Project’s operating plan in effect at such time and in a manner consistent with Good Industry Practice.

(d)                                 Notwithstanding Section 8.1(b), Seller shall not consider the economic effect of this Agreement in any resource or reserve determination, mine design, mine planning or mine development, or in any studies, analyses or decision regarding the nature or location of the ore to be mined or the sequence of mining operations on the Subject Properties.

(e)                                  Except as expressly set forth in this Agreement, Seller shall not be responsible for or obliged to make any Delivery of Refined Gold for Minerals, or of the value thereof, lost in any mining or processing of Minerals conducted in accordance with accepted mining and milling practices.

(f)                                   For greater certainty, and not in derogation of any of the foregoing including Section 8.1(b), Seller shall not be required to mine Minerals if it has determined, acting reasonably, that exploitation of the Project is not, at the relevant time, economically feasible.

(g)                                  Seller shall not, directly or indirectly, except with sixty (60) days’ prior written notice to Purchaser, abandon, delay, forego or stop the operation of the Project, or abandon, relinquish, terminate or, to the extent it is within Seller’s control, allow the termination of any Approval necessary for the operation of the Project, except for cessation of operations under care and maintenance, as a result of a Force Majeure, pursuant to any Governmental Requirement or to protect life, limb or property.

8.2                               Preservation of Existence

Seller shall do and cause to be done all things necessary or advisable to maintain its corporate existence.

8.3                               Processing/Commingling

Seller may process Other Minerals through Facilities, at any time, in priority to, or commingle Other Minerals with, Minerals; provided (i) Seller conducts such activities in a manner consistent with Good Industry Practice for weighing, determining moisture content, sampling and assaying of Other Minerals and Minerals and (ii) if the processing or commingling will occur prior to the date that the aggregate Payment Differential exceeds the Advance Payment, such Other Minerals shall be deemed to be Minerals for the purposes of this Agreement until such date only.

8.4                               Marketing

(a)                                 Seller shall not amend or modify the terms of any Metal Sales Contract that is in effect on the date of this Agreement to include, or enter any new Metal Sales Contract that contains, any provisions that would prejudice the economic interest of Purchaser under this Agreement and not be typically contained in arms’ length contracts for smelting, refining or other processing of copper concentrates (or Minerals in any other relevant form), as the case may be, without the prior written consent of Purchaser, not to be unreasonably withheld.

(b)                                 Seller shall be responsible for delivering all Minerals that include Produced Gold to each Offtaker, in such quantity, description and amounts and at such times and places as required under and in accordance with each Metal Sales Contract.

(c)                                  Seller shall use commercially reasonable efforts to enforce its rights and remedies under each Metal Sales Contract with respect to any breaches of the terms thereof relating to the timing and amount of Offtaker Payments to be made thereunder.  Seller shall promptly notify Purchaser of any material dispute arising under any such Metal Sales Contract in respect of Produced Gold that could reasonably be expected to negatively affect the Purchaser’s rights hereunder.

(d)                                 Seller shall not sell unprocessed ore from the Project, to any third party without the prior written consent of Purchaser.  For greater certainty, nothing in this Section 8.4 shall prohibit the processing of Produced Gold by an Affiliate of Seller, provided that Produced Gold is eventually sold to an Offtaker.

8.5                               Insurance

(a)                                 Seller will maintain, with financially sound and reputable insurance companies, property, liability, business interruption, construction and other insurance covering Seller and its operations, the Project, the Ancillary Property Rights and the Subject Properties and covering at least such risks, liabilities, damages and loss as are usually insured against at mining operations of similar size and scope in Chile.

(b)                                 The storage and shipment of Minerals, in whatever form, including each shipment of Minerals to an Offtaker, and each Delivery, shall be adequately insured in such amounts and with such coverages as are consistent with Good Industry Practice by Seller until the time that risk of loss and damage for such Minerals, and requirement to insure, is transferred to the Offtaker.

(c)                                  For any Mineral Loss, where Seller has received payments under a Seller insurance policy or from an Offtaker (whether under or relating to an Offtaker insurance policy) in respect of a Lot, Seller shall use a portion of the Net Proceeds of any such insurance or other payment to purchase and Deliver Refined Gold to Purchaser.  The portion of the Net Proceeds Seller shall use to purchase and Deliver Refined Gold to Purchaser shall be equal to the Purchaser’s pro rata interest in Minerals in such Lot, if any.  The Purchaser’s pro rata interest in Minerals in such Lot shall be determined by reference to the ratio of the value of the Produced Gold in such Lot, if any, to the value of the other Minerals in such Lot, based on:

(i)                                     in the case of loss or damage of a partial Lot in the form of copper concentrate, on the dry weight determined by weighing, sampling and moisture on loading of such Lot and the agreed Offtaker assays for any portion of such Lot which has been delivered notwithstanding such Mineral Loss; and

(ii)                                  in the case of loss or damage of a complete Lot in the form of copper concentrate, on the dry weight determined by weighing, sampling and moisture on loading of such Lot and Seller’s provisional assays for such Lot prior to loading;

in each case based on the respective market prices of the payable metals contained in such Lot as determined by the claims adjustment process.  Delivery of Refined Gold under this Section 8.5(c) shall be deemed to satisfy Seller’s Delivery obligations under Section 2.1 for any Produced Gold or Refined Gold subject to such Mineral Loss.

8.6                               Seller’s Delivery Obligations as Operating Expense

Notwithstanding any other provision in this Agreement, Seller’s obligation to Deliver Refined Gold shall rank as an operating expense in any cash waterfall agreed with any provider of financing to Seller.

8.7                               Ongoing Assistance with VQF Compliance

Seller shall provide to Purchaser such documents and information that are reasonably requested by Purchaser in order to comply with Purchaser’s VQF self-regulatory obligations pursuant to the Anti-Money Laundering Act of 10 October 1997 under Swiss Governmental Requirements.

8.8                               Expropriation Events and Expropriation Compensation

(a)                                 Upon the occurrence of an Expropriation Event, Seller (with the assistance of any Seller Affiliate having an interest in Seller or such Expropriation Event) shall use its commercially reasonable efforts to repudiate, void, stay or overturn such Expropriation Event and, if unsuccessful, to obtain promptly the full amount of Expropriation Compensation to which it may be entitled under applicable Governmental Requirements.  Seller shall inform and consult with Purchaser regarding the status of discussions with or proceedings against any Governmental Authority relating to an Expropriation Event.  For greater certainty, however, Seller and Seller Affiliates shall be entitled to control any such process for responding to an Expropriation Event or obtaining Expropriation Compensation.

(b)                                 Within thirty (30) days after receipt of any Expropriation Compensation, Seller or any Seller Affiliate receiving such proceeds shall pay to Purchaser a pro rata share of the Net Proceeds of such Expropriation Compensation, which pro rata share shall be determined by reference to the ratio of Purchaser’s remaining economic interest in the Project to Seller’s remaining economic interest in the Project immediately prior to the occurrence of the Expropriation Event.  A failure to agree on the calculation of the Purchaser’s pro rata share of Net Proceeds is an arbitrable Dispute under Section 15.2.  Payments made to Purchaser in respect of this Section 8.8 shall be without duplication.

8.9                               Stockpiling

Seller shall be entitled to stockpile, store or place ores or mined rock containing Minerals in any locations within (i) the Subject Properties or (ii) any other properties owned, leased or otherwise controlled by Seller or any Seller Affiliate, whether on or off the Project site, provided if any such property is not owned by Seller, Seller shall use commercially reasonable efforts to protect its interest in such Minerals.

8.10                        Tailings and Residues

All tailings, residues, waste rock, spoiled leach materials, and other waste materials (collectively “Materials”) resulting from Seller’s operations and activities on the Subject Properties shall be the sole property of Seller, but shall remain subject to this Agreement should the processing or reprocessing or use of Materials, as the case may be, in the future result in the production of Minerals.

8.11                        Title Maintenance and Taxes

Seller shall at all times under this Agreement do all things at its own expense necessary to maintain its ownership of and title to the Project and the Ancillary Property Rights in good standing, including by paying all Taxes and applicable fees and making all filings and assessments in respect thereof.

8.12                        Adjustment(s) for Process Changes

Seller may implement any one or more change(s) to the process circuit of the Project, at any time and from time to time, in its discretion, which change(s) the Project’s recovery rate for gold; provided that, if any such change(s), individually or in the aggregate, decrease the recovery rate for gold below 60% in any consecutive two (2) calendar month period, Seller and Purchaser will negotiate in good faith an equitable adjustment to the entitlement of Purchaser hereunder, which adjustment shall have the effect on the first day of the two (2) calendar month period referred to above.  If such adjustment cannot be settled by negotiation within 60 (sixty) days of Purchaser’s receipt of Seller’s notice of a process change, the appropriate adjustment shall be determined by arbitration pursuant to Section 15.2.  The foregoing shall not apply to any process change implemented by Seller consistent with Good Industry Practice that is reasonably necessary to facilitate compliance with any Governmental Requirement, including any Environmental Law.

ARTICLE 9
CONFIDENTIALITY

9.1                               General

Purchaser shall not, and shall cause its Representatives not to, without the express written consent of Seller, which consent shall not be unreasonably withheld or delayed, disclose any non-public data or information concerning Seller’s operations or the Subject Properties or otherwise obtained under this Agreement; or otherwise issue any press releases concerning operations or the Subject Properties; provided, however, that Purchaser may disclose any data or information obtained under or in connection with this Agreement without the consent of Seller (i) if required to be made for compliance with any Governmental Requirement or order of a court having jurisdiction over Purchaser or its Affiliates, provided that Purchaser shall disclose only such data or information as, in the opinion of its counsel, is required to be disclosed and provided further that Purchaser shall promptly notify Seller in writing to permit Seller to have the opportunity to provide comments on the disclosure and to contest or seek to obtain an injunction or protective order or other remedy restricting the disclosure of such information; (ii) if required for compliance with any Governmental Requirement or the rules of securities exchanges or securities regulatory authorities, provided that Purchaser shall promptly notify Seller in writing to permit Seller to have the opportunity to provide comments on the disclosure; (iii) to any of Purchaser’s Representatives; (iv) to any third party to whom Purchaser, in good faith, anticipates selling or assigning any portion of Purchaser’s interest hereunder; or (v) to a prospective lender to whom any portion of Purchaser’s interest hereunder is proposed to be granted as security; provided further that Purchaser shall (A) retain the Confidential Information in confidence and shall only disclose it to those Representatives or third parties in the case of clauses (iii) through (v) above, on a need to know basis where those Representatives or third parties have been informed of and agree to abide by the terms of this Section 9.1 as if those Representatives or third parties were party to this Agreement; (B) ensure that proper and secure storage is provided for the Confidential Information; (C) not use any such Confidential Information for its own use or benefit, except for the purpose of enforcing its rights under this Agreement or for the purposes stated in this Section 9.1; and (D) ensure that none of its Representatives or third parties to which access has been granted to Confidential Information as provided herein, does any act or thing which, if done by Purchaser, would constitute a breach of the undertakings contained in this Agreement.

9.2                               Public Disclosure

The Parties each acknowledge that their respective Affiliates will file this Agreement on SEDAR and EDGAR, as applicable, if required to comply with applicable Governmental Requirements, including the laws of or applied by the Canadian Securities Commissions and the U.S. Securities and Exchange Commission. Each Party hereby agrees that, prior to such filing, it shall consult in good faith with the other Party regarding redactions, if any, that are permitted to be made to this Agreement as filed on SEDAR and EDGAR pursuant to applicable Governmental Requirements, provided, however, that the final determination of such redactions, if any, shall be made in the relevant filing Party’s Affiliate’s sole discretion.

9.3                               Press Releases

Seller and Purchaser shall consult with each other before issuing, or permitting any of their respective Affiliates to issue, any press release concerning the execution of this Agreement or otherwise making any public disclosure concerning the execution of this Agreement and shall not issue any such press release or make any such public disclosure before receiving the consent of the other Party.  Nothing in this Section 9.3 prohibits any Party or its Affiliates from making a press release or other disclosure that is, in a Party’s reasonable judgement, required by applicable Governmental Requirements if the Party or its Affiliate, making the disclosure has, to the extent permitted by applicable Governmental Requirements, first used its commercially reasonable efforts to consult with the other Party with respect to the timing and content thereof.

ARTICLE 10
CERTAIN ADDITIONAL RIGHTS OF PURCHASER

10.1                        Right of First Offer

If, at any time and from time to time, Seller wishes to offer to a third party(ies), or Seller receives an unsolicited offer from a third party (in each case, the “Potential Purchaser”) to Transfer a stream, offtake, production payment or similar interest on gold or silver contained within or derived from the Subject Properties (each, a “Proposed Transaction”), and in the case of an unsolicited offer, such unsolicited offer has been fully authorized by all relevant corporate action of the Potential Purchaser and is otherwise bona fide, and Seller is willing to accept such offer, Seller shall notify Purchaser of such Proposed Transaction in writing (“Transaction Notice”).

The Transaction Notice shall contain, at a minimum, (i) the name and address of the Potential Purchaser, in the case of an unsolicited offer, (ii) a detailed description of the Proposed Transaction, (iii) the cash and non-cash consideration to be offered by Seller or to be paid or provided by the Potential Purchaser, as applicable (and Seller’s good faith estimate of the reasonable cash equivalent value of any non-cash consideration) and (iv) such other information as Purchaser may reasonably request.

Purchaser shall have a period of thirty (30) days after receipt of a Transaction Notice to notify Seller, in writing (the “Acceptance”), that Purchaser (directly or through an Affiliate) wishes to consummate a transaction with Seller at the same price and otherwise on the same terms and conditions as the Proposed Transaction (except that all non-cash consideration included in the Proposed Transaction shall be converted to its reasonable cash equivalent value).

If Purchaser does not provide such notice within such thirty (30) day period, Seller shall be free to consummate the Proposed Transaction with a Potential Purchaser on terms no more favorable to the Potential Purchaser than those specified in the Transaction Notice, within (A) for any Proposed

Transaction relating to an unsolicited offer, sixty (60) days and (B) for any other Proposed Transaction one hundred twenty (120) days, after the expiration of such thirty (30) day period; provided, that any Proposed Transaction complies, in relevant part, with Article 11 hereof.

If Seller does not consummate a Proposed Transaction within the applicable period set forth in Section 10.1(A) or (B) above, the terms of this Section 10.1 shall apply again to any Proposed Transaction for the same interests subject thereto.

If Purchaser elects to consummate a Proposed Transaction pursuant to this Section 10.1, the closing of the Proposed Transaction shall occur on or before the later of (i) the ninetieth (90th) following delivery of the Acceptance and (ii) the receipt of by Purchaser and Seller of all Approvals required to consummate the Proposed Transaction.

For the avoidance of doubt, this Section 10.1 shall not apply to (1) hedging transactions, including involving spot sales, forward sales, options or loans; provided that if a hedging transaction is entered into with a third-party other than a financial institution or bullion bank, such transaction have only fixed delivery obligations and no material attributes substantially similar to a stream or royalty, (2) a sale of all or substantially all of the Project Assets; (3) any Metal Sales Contract; or (4) inter-company Transfers to Seller Affiliates; or (5) any pre-payment by an Offtaker.

10.2                        Right of First Offer (Mineral Rights)

If Seller intends to abandon all or any portion of the Subject Properties, Seller shall give at least sixty (60) days’ written notice of such intention in advance of the proposed date of abandonment to Purchaser, and Purchaser shall have the right, but not the obligation, to have Seller assign or transfer each of such Subject Properties to Purchaser, for a purchase price of $10.00 per Subject Property to be paid to Seller.

ARTICLE 11
LIMITATIONS ON ASSIGNMENT AND TRANSFER

11.1                        By Seller or any Seller Affiliate

(a)                                 Seller shall not, except on thirty (30) days’ prior written notice to Purchaser, Transfer all or any portion of the Project, the Project Assets or its interest in this Agreement, to any Person (whether or not a Seller Affiliate); unless (i) such Person has, or shall have immediately following the Transfer, the financial wherewithal, and (ii) has, or shall have immediately following the Transfer, the technical wherewithal, or has engaged a Person who has the technical wherewithal, to operate the Project (only if the transferee will operate the Project following the relevant Transfer) and otherwise assume all of Seller’s obligations under this Agreement to which the Transferred Interest is subject, if any.

(b)                                 No direct or indirect Transfer under Section 11.1(a) (including, by merger, consolidation, amalgamation, liquidation, dissolution or otherwise by operation of law), shall become effective or relieve Seller of its obligations under this Agreement, including its liability for Delivery, unless Seller shall first have delivered to Purchaser a written undertaking by the Person receiving the Transferred Interest and enforceable by Purchaser, that such Person shall be bound by the terms and conditions of this Agreement and any amendments hereto with respect to the Transferred Interest.

(c)                                  Seller shall not effect any Transfer under Section 11.1(a) if:

(i)                                     such Transfer results in an increase in any Taxes set out in subsection (i) of the definition of Excluded Taxes payable by Purchaser as determined by reference to the Governmental Requirements in effect or proposed at the time of such Transfer, or an indemnity reasonably acceptable to Purchaser is provided in respect of such Taxes;

(ii)                                  a Seller Event of Default has occurred and is continuing; or

(iii)                               a material consent for such Transfer is required from any Governmental Authority but has not been obtained prior to the effectiveness of, and in connection with, such Transfer, and Seller or the Person receiving the Transferred Interest has not satisfied any financial obligations to any Governmental Authority required for such Transfer.

(d)                                 It is understood and acknowledged that Section 11.1(a) shall not apply to (i) any Proposed Transaction permitted hereunder, (ii) any Permitted Disposition, (iii) any Permitted Encumbrance, or (iv) any change of control of Seller Parent (whether by contract, merger, take-over bid, plan of arrangement, consolidation, amalgamation, liquidation, dissolution or otherwise by operation of law), (v) Transfer of any economic interest in Seller; or (vi) any Transfer that does not result in a change of operating control of the Project.

11.2                        By Purchaser

(a)                                 Purchaser may Transfer all or any portion of its interest under this Agreement (i) to a Purchaser Affiliate by providing ten (10) days’ prior written notice to Seller and (ii) to any Person who is not a Purchaser Affiliate by providing thirty (30) days’ prior written notice to Seller. Before any Transfer by Purchaser under this Section 11.2 shall become effective or relieve Purchaser of its obligations under this Agreement, Purchaser shall first have delivered to Seller a written undertaking by the Person receiving the Transferred Interest and enforceable by Seller, that it shall be bound by the terms and conditions of this Agreement and any amendments hereto with respect to which the Transferred Interest is subject. If Purchaser Transfers a portion of its interests in this Agreement under this Section 11.2, then Purchaser and any Person receiving a Transferred Interest must agree to common administrative procedures for reporting, audit rights and notices under this Agreement.

(b)                                 It is understood and acknowledged that this Section 11.2 shall not apply to (and none of the following shall be a Transfer by Purchaser) (i) any change of control of Purchaser Parent, whether by contract, merger, tender offer, consolidation, amalgamation, liquidation, dissolution or otherwise by operation of law; or (ii) the grant by Purchaser of any security interest for its rights under this Agreement, and any foreclosure sale, transfer in lieu thereof or other disposition pursuant thereto.

(c)                                  Purchaser shall not effect a Transfer if such Transfer results in an increase in any Taxes payable by Seller as determined by reference to the Governmental Requirements in effect or proposed at the time of such Transfer, or an indemnity acceptable to Seller, acting reasonably, is provided in respect of such Taxes.

11.3                        No Assignments to Restricted Persons

Notwithstanding anything in this Agreement to the contrary, except for a Permitted Disposition (i) no Party  may effect a Transfer (1) of its rights under this Agreement, or (2) in the case of Seller, all or any portion of the Project, and (ii) no Affiliate of Seller with may effect a Transfer of any portion of its capital stock of the Seller, to, in either case under (i) or (ii), any Restricted Person.

11.4                        Effect of Prohibited Transfers and Assignments

Notwithstanding anything in this Agreement to the contrary, any attempted Transfer in violation of the provisions of this Article 11 shall be null and void ab initio.

ARTICLE 12
SELLER EVENTS OF DEFAULT; SELLER LIQUIDATION EVENT; PURCHASER REMEDIES

12.1                        Seller Events of Default

Each of the following shall constitute an event of default by Seller (each, a “Seller Event of Default”):

(a)                                 Seller fails to Deliver any amount of Refined Gold to Purchaser in accordance with Section 2.1, which breach is not cured within ten (10) Business Days;

(b)                                 Any of Seller’s  representations and warranties (i) set forth in Sections 6.1  (f), (l)(i), (m), (n), (p), (r), (t), (v)(ii), (x) and (z)(iv) –(v) are inaccurate in any material respect or such inaccuracy would be expected to result in a MAE (Seller) and (ii) otherwise set forth in Section 6.1 are inaccurate in any respect, in each case which inaccuracy is incapable of being cured, or, if any such inaccuracy is capable of being cured, the circumstances giving rise to such inaccuracy are not cured within forty-five (45) days after receipt of notice of such inaccuracy from Purchaser, or such longer period of time as Purchaser may permit, in writing, in its sole discretion;

(c)                                  Seller is in breach of any covenant (excluding any covenant under Article 11) set forth in this Agreement in any material respect (or in any respect in the case of covenants that are qualified by materiality or by the occurrence of a MAE (Seller)), in each case which breach is incapable of being cured, or, if any such breach is capable of being cured, such breach is not cured within forty-five (45) days after receipt of notice of such breach from Purchaser, or such longer period of time as Purchaser may permit, in writing, in its sole discretion; and

(d)                                 Seller is in breach of Article 11.

12.2                        Purchaser Remedies for a Seller Event of Default

If a Seller Event of Default occurs and is continuing, Purchaser’s sole and exclusive remedy, upon written notice to Seller, at its option, shall be to do any of the following:

(a)                                 specifically enforce this Agreement, including by demanding the Delivery by Seller to Purchaser of any Refined Gold for which Delivery is due under Section 2.1 but which has not been Delivered and commence a proceeding to recover Purchaser’s direct and actual damages arising from such Seller Event of Default; or

(b)                                 elect to reduce the Cash Payment Percentage from fifteen percent (15.0%) to ten percent (10.0%) until the date upon which such Seller Event of Default has been cured, it being understood that Purchaser may elect to apply such reduced Cash Payment Percentage to any make up Delivery of past due ounces of Refined Gold even if a default under Section 12.1(a) is cured by such Delivery.

provided, however, that Purchaser’s remedies shall not include the ability to recover all or any portion of the Advance Payment or to recover damages in the amount of the net present value of Purchaser’s expected return under this Agreement.

12.3                        Purchaser Remedy for Seller Liquidation Event

Within thirty (30) days after receipt of any proceeds realized as a result of a Seller Liquidation Event, Seller or any Seller Affiliate receiving such proceeds at the conclusion of such Seller Liquidation Event shall pay to Purchaser a pro rata share of the Net Proceeds of such Liquidation Event, which pro rata share shall be determined by reference to the ratio of Purchaser’s remaining economic interest in the Project to Seller’s or such Seller Affiliate’s remaining economic interest in the Project immediately prior to the occurrence of the Liquidation Event.  A failure to agree on the calculation of the Purchaser’s pro rata share of Net Proceeds is an arbitrable Dispute under Section 15.2.  Payments to Purchaser in respect of this Section 12.3 shall be without duplication.

ARTICLE 13
PURCHASER EVENTS OF DEFAULT

13.1                        Purchaser Events of Default

Each of the following shall constitute an event of default by Purchaser (each, a “Purchaser Event of Default”):

(a)                                 Purchaser fails to pay the purchase price for Refined Gold Delivered when due, and fails to cure such breach within ten (10) Business Days;

(b)                                 Any of Purchaser’s representations and warranties set forth (i) in Section 6.2 (k)(ii) are inaccurate in any material respect or any such inaccuracy would be expected to result in a MAE (Purchaser), or (ii) otherwise set forth in Section 6.2 are inaccurate in any respect, in each case which inaccuracy is incapable of being cured, or, if any such inaccuracy is capable of being cured, the circumstances giving rise to such inaccuracy are not cured within forty-five (45) days after receipt of notice of such inaccuracy from Seller, or such longer period of time as Seller may permit, in writing, in its sole discretion; and

(c)                                  Purchaser is in breach of Article 11.

13.2                        Seller’s Remedies

(a)                                 If a Purchaser Event of Default described in Section 13.1(a) occurs and is continuing for a period of less than two (2) years, Seller’s sole and exclusive remedy during such period shall be to suspend its Delivery obligations under this Agreement (upon written notice to Purchaser), other than those Delivery obligations that arose prior to the date of such written notice, and such other representations, covenants and other provisions of this Agreement as are required to give effect thereto.  If Purchaser cures such Purchaser Event of Default in full during such period, then Seller’s obligations under this Agreement shall recommence as of the date Purchaser cures such Purchaser Event of Default in full.  For greater certainty, upon such a recommencement of Seller’s obligation, Seller shall not be required to make any Deliveries suspended pursuant to this Section 13.2(a).

(b)                                 If a Purchaser Event of Default described in Section 13.1(a) occurs and is continuing for a period of two (2) years or more, Seller’s sole and exclusive remedy shall be, at its option, to either (i) suspend (or continue to suspend) Seller’s Delivery obligations under this Agreement (upon written notice to Purchaser), other than those Delivery obligations that arose prior to the date of such written notice, and such representations, covenants and, other provisions of this Agreement as are required to give effect thereto or (ii) terminate this Agreement.  If Seller elects the remedy set forth in clause (i) of the previous sentence and Purchaser cures Purchaser Event of Default in full, then Seller’s obligations under this Agreement shall recommence as of the date Purchaser cures such Purchaser Event of Default in full (see above).  For greater certainty, upon such a recommencement of Seller’s obligation Seller shall not be required to make any Deliveries suspended pursuant to this Section 13.2(b).

(c)                                  If a Purchaser Event of Default described in Sections 13.1(b) or (c) occurs and is continuing, Seller shall have the right to commence a proceeding against Purchaser to recover Seller’s direct and actual damages arising out of such Purchaser Event of Default, but not expectation or consequential damages, which right shall be Seller’s sole and exclusive remedy for any such Purchaser Event of Default.

(d)                                 For the avoidance of doubt, in no event shall Seller have any right to terminate this Agreement upon the occurrence or continuation of a Purchaser Event of Default other than as set forth in Section 13.2(b).

ARTICLE 14
INDEMNITY OF PURCHASER

14.1                        Indemnity

(a)                                 Subject to Section 16.12, Seller agrees to indemnify Purchaser from and against, and to hold Purchaser harmless from any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (collectively “Losses”) which may at any time be imposed on, incurred by or asserted against Purchaser in any way relating to or arising out of (A) any breach by Seller or any misrepresentation or inaccuracy of any representation or warranty of Seller contained in this Agreement; (B) any breach or non-performance by Seller of any covenant or agreement to be performed by Seller contained in this Agreement; (C) any Third Party Claim relating to or arising out of the failure of Seller to comply with any Governmental Requirement, including any Environmental Governmental Requirement or Approval relating to environmental protection and reclamation obligations, with respect to the Subject Properties or the Ancillary Property Rights; (D) any Third Party Claim relating to or arising out of the physical environmental condition of the Subject Properties or the Ancillary Property Rights and matters of health or safety related to the Subject Properties or the Ancillary Property Rights or any action or claim brought with respect to either and (E) any Third Party Claim relating to or arising out of any other circumstance or condition incidental to operation of the Project or the performance of this Agreement by Seller.

(b)                                 (i)                                     In the event of the assertion or commencement of any Third Party Claim with respect to which Purchaser may be entitled to indemnification pursuant to this Article 14, Purchaser shall promptly give written notice to Seller specifying in reasonable detail the Third Party Claim and the basis for indemnification (the “Claim Notice”); provided, that the failure of Purchaser to promptly notify Seller of any such matter shall not release Seller, in whole or in part, from any obligation hereunder unless (and then solely to the extent) thereby is materially prejudiced.  From the time Purchaser receives notice of the Third Party Claim, Purchaser shall use commercially reasonable efforts to protect its rights and the rights of Seller for such Third Party Claim.

(ii)                                  Seller shall have thirty (30) days from receipt of a Claim Notice (or such lesser number of days set forth in the Claim Notice as may be required by court proceedings in the event of litigation) to notify Purchaser that they desire to defend Purchaser against such Third Party Claim; provided, that if the Third Party Claim (A) seeks relief other than payment of monetary damages, or that could reasonably result in the imposition of a consent order, injunction or decree, in any case that would materially restrict the future activity or conduct of Purchaser, (B) is brought by a Governmental Authority claiming a finding or admission of a violation of Governmental Requirement, or (C) could reasonably result in any monetary liability of Purchaser that will not be fully or promptly reimbursed by Seller, or (D) relates to any ongoing business of Purchaser (other than pursuant to this Agreement), then, in each such case, Purchaser will have the right to defend and, subject to Section 14.1(b)(iv), compromise or settle such Third Party Claim.  Subject to the foregoing, if Seller elects to defend the Indemnified Person against a Third Party Claim, Seller will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that Seller will not enter into any compromise or settlement without the written consent of Purchaser, which consent will not be unreasonably withheld, conditioned or delayed.  Once Seller has notified Purchaser that it elects to defend Purchaser against such Third Party Claim, Purchaser shall deliver to Seller, promptly following Purchaser’s receipt thereof, copies of all notices and documents (including court papers) received by Purchaser relating to the Third Party Claim.

(iii)                               If Seller does not notify Purchaser that Seller elects to defend Purchaser pursuant to Section 14.1(b)(ii) (and subject to the limitations set forth therein), then Purchaser will have the right to defend against all appropriate proceedings which proceedings will be prosecuted with reasonable diligence by Purchaser.

(iv)                              If Purchaser defends against a Third Party Claim pursuant to Sections 14.1(b)(ii)(A)-(D) or 14.1(b)(iii), then Purchaser is entitled to be reimbursed for its reasonable costs and expenses in regard to the Third Party Claim with counsel selected by Purchaser.  In such circumstances, Purchaser will have full control of such defense and proceedings; provided, however, that Purchaser will not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the written consent of Seller, which consent will not be unreasonably withheld, conditioned or delayed.  Seller may participate in, but not control, any defense or settlement controlled by Purchaser pursuant to Section 14.1(b)(iii), and Seller will bear its own costs and expenses with respect to such participation.

(v)                                 Seller and Purchaser shall cooperate in good faith in the conduct of the defense of such Third Party Claim, including by keeping each other reasonably apprised of the status of such Third Party Claim, subject to the reasonable protection of confidential information or in order to preserve lawyer-client privilege, by retaining records and information that are reasonably relevant to such Third Party Claim, and by providing reasonable access to each other’s relevant business records and other documents, and employees.

(vi)                              If Seller pays to Purchaser an amount for an indemnity and Purchaser subsequently recovers, whether by payment, discount, credit, saving, relief or other benefit or otherwise, a sum or anything else of value (the “Recovery Amount”) which is directly referable to the fact, matter, event or circumstances giving rise to the claim under the indemnity, Purchaser shall forthwith repay to Seller whichever is the lesser of: (i) an amount equal to the Recovery Amount less any out-of-pocket costs and expenses properly incurred by Purchaser in recovering the same; and (ii) the amount paid to Purchaser for the claim under the relevant indemnity, provided that there shall be no obligation on Purchaser to pursue any Recovery Amount and that Seller is repaid only to the extent that the Recovery Amount, aggregated with any sum recovered from Seller, exceeds the loss sustained by Purchaser except, however, that if Purchaser elects not to pursue a Recovery Amount, the Purchaser, upon request by Seller, shall assign to Seller its right to do so.

(c)                                  Subject to Section 16.12, Purchaser agrees to indemnify Seller from and against, and to hold Seller harmless from, any and all Losses which may at any time be imposed on, incurred by or asserted against Seller in any way relating to or arising out of (A) any breach by Purchaser or any misrepresentation or inaccuracy of any representation or warranty of Purchaser contained in this Agreement; and (B) any breach or non-performance by Purchaser of any covenant or agreement to be performed by Purchaser contained in this Agreement.

ARTICLE 15
DISPUTE RESOLUTION

15.1                        Delivery Disputes

(a)                                 If Purchaser intends to initiate a Dispute for a statement or any other matter for any Delivery pursuant to Article 2 (a “Delivery Dispute”), Purchaser must notify Seller of such Dispute, in writing, within one (1) year from the relevant Date of Delivery.  If Purchaser does not notify Seller of a Delivery Dispute within one (1) year of the relevant Date of Delivery, then that Delivery is final and binding on the Parties.

(b)                                 If Purchaser and Seller have not resolved a Delivery Dispute within sixty (60) days of Seller’s receipt of Purchaser’s notice of that Delivery Dispute, then Purchaser may, during the ensuing sixty (60) days, submit that Delivery Dispute to a mutually agreed Auditor. That Auditor shall prepare a written report on the Delivery Dispute for the benefit of both parties (the “Auditor’s Report”). If Purchaser and Seller are unable to agree on an Auditor within that ensuing sixty (60) days, the regular auditor of Seller and the regular auditor of

Purchaser shall agree on the Auditor. If they are unable to agree on an Auditor within thirty (30) days of being requested to do so, the Auditor shall be determined by lot (i.e., by random draw) with each of Seller and Purchaser submitting one (1) candidate satisfying the definition of an Auditor in Section 1.1 of this Agreement.

(c)                                  In preparing the Auditor’s Report, the Auditor shall have the same inspection rights as Purchaser has under this Agreement. Seller shall provide, or cause to be provided, to the Auditor all information requested by the Auditor to enable the Auditor to prepare the Auditor’s Report.

(d)                                 The Parties shall instruct the Auditor to deliver the Auditor’s Report to them within thirty (30) days of the delivery to the Auditor of all information requested from Seller in accordance with Section 15.1(c).

(e)                                  Purchaser shall pay the cost of obtaining the Auditor’s Report, unless the Auditor’s Report concludes that the amount of the Refined Gold that Seller should have Delivered (in aggregate for all Deliveries in dispute) was greater than the amount of Refined Gold Seller did Deliver, in which case Seller shall pay that cost.

(f)                                   If either Seller or Purchaser disputes the conclusion of the Auditor’s Report and that Delivery Dispute is not resolved by the Parties within sixty (60) days of the date of delivery of the Auditor’s Report to the Parties, for any reason, then that Delivery Dispute shall be resolved by arbitration under Section 15.2, provided that that Delivery Dispute must be referred to arbitration within ninety (90) days of the date of delivery of the Auditor’s Report to the Parties and, if that Dispute is not so timely referred, then the Auditor’s Report is final and binding on the Parties.

(g)                                  All Delivery Disputes shall be resolved only under this Section 15.1, including, if applicable, by an arbitration commenced under Section 15.1(f).

15.2                        Arbitration

(a)                                 If any Dispute is not resolved within 30 days of the delivery of a written notice of such Dispute by one Party to the other, for any reason, that Dispute shall be resolved by arbitration under this Section 15.2.

(b)                                 All such Disputes, and all Delivery Disputes referred to in Section  15.1(f), shall be finally resolved by arbitration administered by the International Chamber of Commerce’s International Court of Arbitration (the “International Court of Arbitration”), under its arbitration rules (the “Arbitration Rules”). The number of arbitrators shall be three. The seat of arbitration shall be Santiago, Chile. The language of the arbitration shall be Spanish.

(c)                                  Notwithstanding the provisions of the Arbitration Rules, the Party referring a Dispute to arbitration (in this Section 15.2(c), the “Referring Party”) under this Article shall appoint an arbitrator in its request for arbitration submitted pursuant to the Arbitration Rules, and the other Party shall appoint an arbitrator in its answer submitted pursuant to the Arbitration Rules (or if the other Party has not appointed an arbitrator within thirty (30) days following the date of the Referring Party’s request for arbitration for any reason, the International Court of Arbitration shall appoint the arbitrator entitled to be appointed by the other Party). Such two arbitrators so appointed shall appoint a third arbitrator, who shall act as president of the arbitration tribunal. If such two arbitrators have not appointed the third arbitrator within thirty (30) days of the date of appointment of the other Party’s arbitrator for any reason, the International Court of Arbitration shall appoint that third arbitrator.

(d)                                 Notwithstanding Article 15.2(a), and without derogating from the Parties’ commitment to arbitrate or the arbitral tribunal’s power to grant interim measures of protection under Article 29 of the Arbitration Rules, it is not inconsistent with this Agreement for a party to apply to a court of competent jurisdiction for an interim measure of protection pending the commencement or completion of arbitration.

(e)                                  Notwithstanding anything in the Governmental Requirement governing an arbitration or the Arbitration Rules, an arbitration tribunal may only award damages to the extent provided for by the terms of this Agreement.

(f)                                   In any arbitration, or in any court proceeding authorized to be taken under this Agreement, the arbitral tribunal or the court, as the case may be, shall, in addition to any other relief, be entitled to make an award or enter a judgment, as the case may be, for reasonable lawyer’s fees and expenses, including expert’s fees and any other costs of the proceeding.

(g)                                  If multiple Disputes arise, a Party may commence a single arbitration in respect of some or all of them.

(h)                                 The provisions of this Section 15.2 do not apply to Delivery Disputes, except as provided in Sections 15.1(f) and (g).

ARTICLE 16
GENERAL

16.1                        Rules of Interpretation

Except as otherwise specifically provided in this Agreement and unless the context otherwise requires:

(a)                                 the terms “hereof,” “herein,” “hereunder,” “hereto,” and similar terms refer to this entire Agreement and not to any particular provision of this Agreement;

(b)                                 “or” is used in the inclusive sense of “and/or”;

(c)                                  if a word or phrase is defined, then its other grammatical or derivative forms have a corresponding meaning;

(d)                                 unless otherwise specified, all references to articles, sections, exhibits and schedules are to the Articles, Sections, Exhibits and Schedules of this Agreement;

(e)                                  the headings of the Sections of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

(f)                                   the words “include,” “includes,” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”;

(g)                                  This Agreement shall be construed according to its fair meaning, taken as a whole, as if the Parties had prepared it jointly, not as if prepared by one of the Parties;

(h)                                 references to the plural include the singular, and references to the singular include the plural;

(i)                                     a reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, any reference to a statute or regulation includes the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation;

(j)                                    unless otherwise specified, the terms “day” and “days” mean and refer to calendar day(s);

(k)                                 in this Agreement, any period of “Business Days” shall begin on the first Business Day after the event which began the period and end at 5:00 p.m. in the time zone applicable to the relevant performance obligation under this Agreement on the last Business Day of the period;

(l)                                     except where otherwise expressly provided, a monetary amounts are stated and shall be paid in the currency of the United States of America;

(m)                             references to “ounce” or “ounces” shall be deemed to refer to a troy ounce or troy ounces;

(n)                                 if any action, including a payment hereunder, is required to be taken pursuant to this Agreement on or by a specified date that is not a Business Day, the action is valid if taken on or by the next Business Day; and

(o)                                 the following schedules are attached to and form part of this Agreement:

Schedule 1.1                                                                          Dayton Concessions

Schedule 1.2                                                                          Mining Properties

Schedule 1.3                                                                          Certain Permitted Encumbrances

Schedule 1.4                                                                          Universal Transverse Mercator Coordinates

Schedule 2.1(d)                                                           Illustration of Refined Gold Delivery

Schedule 2.4                                                                          Seller Wire Instructions

Schedule 6.1                                                                          Seller Disclosure Schedules

16.2                        Purchase and Sale; Not a Debt Instrument

The Parties acknowledge and agree that this Agreement and the purchase and sale transactions contemplated hereby are, and are intended to be, transactions for the purchase and sale of gold.  Nothing in this Agreement shall be construed to create, expressly or by implication, a debt instrument between the Parties under any applicable Governmental Requirement.  Each Party shall and shall cause its Affiliates to characterize the transactions subject to this Agreement as the purchase and sale of gold for all purposes, including filings, communications and other representations made with or to any authority for Tax reporting, accounting, or financial reporting.

16.3                        Further Assurances

The Parties shall from time to time execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the purposes of this Agreement.

16.4                        Force Majeure

The obligations of Seller in respect of the operation of the Project, shipment of Minerals to any Offtaker under any Metal Sales Contract, Inventory Deliveries resulting from suspension of shipments of Minerals to Offtakers and Delivery of Refined Gold shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control (except for lack of funds), including, without limitation: labour disputes (however arising and whether employee demands are reasonable or within the power of the parties to grant); acts of God; Governmental Requirements; Environmental Governmental Requirements; instructions or requests of any Governmental Authority; inability to obtain on reasonably acceptable terms any Approvals; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Governmental Requirements; Expropriation Events; disruptions or suspensions of trading, deliveries or settlements in bullion markets (including the LBMA); acts of war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather conditions; delay or failure by suppliers or transporters of Minerals, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing (“Force Majeure”). Seller shall promptly give notice to Purchaser of the suspension of performance, stating therein the nature of the suspension, the reasons therefore, and the expected duration thereof. Seller shall resume performance as soon as reasonably possible. Except as expressly set forth in this Section 16.4 and Section 8.1(f), the obligations of Seller under this Agreement, including, but not limited to, the obligation to make a Delivery of Refined Gold when due, shall not be affected by any Force Majeure.

16.5                        Survival

All covenants, agreements, representations, warranties and indemnities made under this Agreement shall survive the execution and delivery of this Agreement and shall survive the Effective Date.  The following provisions shall survive termination of this Agreement: Article 9, Sections 12.2 (solely for events occurring prior to the termination of this Agreement), Section 8.8(b),Section 12.3 (in each case, other than in in the event of a termination under Section 13.2(b)), Section 13.2 (solely for events occurring prior to the termination of this Agreement), Article 14 (solely for events occurring prior to the termination of this Agreement), Section 15.1 (solely for events occurring prior to the termination of this Agreement), Section 15.2 and Article 16 and such other provisions of this Agreement as are required to give effect thereto.

16.6                        No Partnership

Nothing in this Agreement shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership of any kind or as imposing upon any Party any partnership duty, obligation or liability or any fiduciary duty, obligation or liability to any other Party hereto.

16.7                        Governing Law

This Agreement is to be governed by and construed under the laws of the Province of Ontario and the federal laws of Canada applicable therein, without giving effect to those principles of conflicts of laws that might otherwise require application of the laws of any other jurisdiction.

16.8                        Notices

(a)                                 Unless otherwise provided in this Agreement, any notice or other correspondence required or permitted by this Agreement shall be deemed to have been properly given or delivered when made in writing and hand-delivered to the Party to whom directed, or when given by facsimile transmission, with all necessary delivery charges fully prepaid (or in the case of a facsimile, upon confirmation of receipt), and addressed to the Party to whom directed at the following address:

(i)                                     if to Seller to:

Compañía Minera Teck Carmen de Andacollo

c/o Teck Resources Chile Limitada

Isidora Goyenechea 2800, Oficina 802

Las Condes, Santiago, Chile

Attention: Christian Arentsen

Facsimile:  (56-2) 464 5794

with a copy, which shall not constitute notice, to:

Borden Ladner Gervais LLP

1200 Waterfront Centre

200 Burrard Street, P.O. Box 48600

Vancouver, British Columbia, V7X 1T2 Canada

Attention: Fred R. Pletcher

Facsimile: (604) 687-1415

(ii)                                  if to Purchaser to:

RGLD GOLD AG
Baarerstrasse 71
6300 Zug
Switzerland
Attention: Jason Hynes, Vice President
Facsimile: +41 41 530 1280

with a copy, which shall not constitute notice, to:

Hogan Lovells US LLP
One Tabor Center
1200 Seventeenth Street, Suite 1500
Denver, CO 80202  USA
Attention:  Paul Hilton, Esq., Kevin R. Burke, Esq.
Facsimile:  (303) 899-7333

(b)                                 Any notice or other communication given in accordance with this Section 16.8, shall be deemed to have been validly and effectively given on the date of delivery or receipt of confirmation (as applicable) if such date is a Business Day in the location of receipt and such delivery or confirmation is received before 4:00 pm at the place of delivery; otherwise, it shall be deemed to be validly and effectively given on the next Business Day following the date of delivery or confirmation.

16.9                        Amendments

This Agreement may not be changed, amended, supplemented or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of the Parties hereto.

16.10                 Beneficiaries; Successors and Assigns

This Agreement is for the sole benefit of the Parties and shall enure to the benefit of and be binding on their successors and permitted assigns and, except as expressly contemplated herein, nothing herein is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature or kind whatsoever under or by reason of this Agreement.

Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party other than as expressly provided in Article 11.

16.11                 Entire Agreement

This Agreement constitutes the entire agreement between the Parties with regard to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the Parties with respect thereto. There are no representations, warranties, terms, conditions, opinions, advice, assertions of fact, matters, undertakings or collateral agreements, express, implied or statutory, by or between the Parties (or by any of their respective employees, directors, officers, representatives or agents) other than as expressly set forth in this Agreement.

16.12                 Remedies

In no event shall either Party be liable to the other Party for any lost profits (excluding moratorium damages) or incidental, indirect, speculative, consequential, special, punitive, or exemplary damages of any kind (whether based in contract, tort, including negligence, strict liability, fraud, or otherwise, or statutes, regulations, or any other theory) arising out of or in connection with this Agreement, even if advised of such potential damages; provided that this Section 16.12 shall not apply to Purchaser’s right to obtain specific performance of Seller’s obligations to Deliver Refined Gold to Purchaser as contemplated under Section 12.2(a) of this Agreement or Purchaser’s right to payment arising from an Expropriation Event under Section 8.8(b) or a Liquidation Event under Section 12.3.

16.13                 Waivers

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

16.14                 Severability

If any provision of this Agreement is determined by an arbitral tribunal or court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

16.15                 Counterparts; Electronic Signatures

This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

16.16                 Fees and Expenses

Each Party shall bear its own costs and expenses associated with the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel or other representatives.

16.17                 Business Opportunity

Except as expressly provided in this Agreement, each Party shall have the right independently to engage in and receive full benefits from its business activities, whether or not competitive with the other Party, without consulting the other Party.

16.18                 Time of the Essence

Time is of the essence in this Agreement.

[Signatures follow on next page.]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first written above.

COMPANIA MINERA TECK CARMEN DE ANDACOLLO

/s/ Christian Arentsen de Grenade
Name: Christian Arentsen de Grenade
Title: Director

/s/ Francisco Javier Allendes Barros
Name: Francisco Javier Allendes Barros
Title: Director

RGLD GOLD AG

/s/ Jason Hynes
Name: Jason Hynes
Title: Vice President

/s/ Tony Jensen
Name: Tony Jensen
Title: Chairman

[SIGNATURE PAGE — PURCHASE AND SALE AGREEMENT]

Schedule 1.1

Dayton Concessions

1.                                      Exploitation mining concessions named “Andacollo 23”; the measurement minute of which is registered on page 112 number 39 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Compañía Minera Dayton over this mining concession is registered on page 413, number 94 of the cited Registry and Registrar of 1994.

2.                                      Exploitation mining concessions named “Nanita 47”; and “Nanita 48”; the measurement minute of which is registered on page 39 number 13 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Compañía Minera Dayton over these mining concessions is registered on page 84, number 44 of the cited Registry and Registrar of 2010.

3.                                      Exploitation mining concessions named “Rio Elqui Uno 1”; and “Rio Elqui Uno 2”; (of the group named “Rio Elqui Uno 1 to 5 and 8”) the measurement minute of which is registered on page 1160 number 229 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Compañía Minera Dayton over these mining concessions is registered on page 80, number 40 of the cited Registry and Registrar of 2010.

4.                                      Exploitation mining concessions named “Rosario 72”; “Rosario 75”; “Rosario 81”; “Rosario 82”; “Rosario 83”; “Rosario 84”; “Rosario 85”; and “Rosario 88”; (of the group named “Rosario 1 to 89”) the measurement minute of which is registered on page 118 number 41 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Compañía Minera Dayton over these mining concessions is registered on page 413, number 94 of the cited Registry and Registrar of 1994.

5.                                      Exploitation mining concessions named “Rosario 149”; and “Rosario 150”; (of the group named “Rosario 141 to 170”) the measurement minute of which is registered on page 144 number 28 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Compañía Minera Dayton over these mining concessions is registered on page 83, number 43 of the cited Registry and Registrar of 2010.

6.                                      Exploitation mining concession named “Valencia 32”; (of the group named “Valencia 1 to 36”) the measurement minute of which is registered on page 302 number 75 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Compañía Minera Dayton over this mining concession is registered on page 302, number 75 of the cited Registry and Registrar of 1994.

7.                                      Exploitation mining concessions named “Zaragoza 5”; “Zaragoza 6”; “Zaragoza 7”; “Zaragoza 8”; “Zaragoza 9”; “Zaragoza 10”; “Zaragoza 11”; “Zaragoza 12”; “Zaragoza 13”; and “Zaragoza 14”; (of the group named “Zaragoza 1 to 14”) the measurement minute of which is registered on page 315 number 77 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Compañía Minera Dayton over these mining concessions is registered on page 315, number 77 of the cited Registry and Registrar of 1994.

8.                                 Exploitation mining concessions named “Arrecife 1 to 10”; the measurement minute of which is registered on page 264 number 68 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Compañía Minera Dayton over these mining concessions is registered on page 264, number 68 of the cited Registry and Registrar of 1994.

9.                                 Exploitation mining concessions named “Córdova 9” and “Córdova 10” (of the group named “Córdova 1 to 11”); the measurement minute of which is registered on page 264 number 68 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Compañía Minera Dayton over these mining concessions is registered on page 264, number 68 of the cited Registry and Registrar of 1994.

10.                          Exploitation mining concessions named “Flor de María”; the measurement minute of which is registered on page 187 number 54 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Compañía Minera Dayton over this mining concession is registered on page 413, number 94 of the cited Registry and Registrar of 1994.

11.                          Exploitation mining concessions named “India 1 to 4”; the measurement minute of which is registered on page 204 number 57 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Compañía Minera Dayton over these mining concessions is registered on page 413, number 94 of the cited Registry and Registrar of 1994.

12.                          Exploitation mining concessions named “Indígena”; the measurement minute of which is registered on page 198 number 56 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Compañía Minera Dayton over this mining concession is registered on page 413, number 94 of the cited Registry and Registrar of 1994.

13.                          Exploitation mining concessions named “Lisboa 7” and “Lisboa 8” (of the group named “Lisboa 1 to 8”); the measurement minute of which is registered on page 258 number 67 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Compañía Minera Dayton over these mining concessions is registered on page 258, number 67 of the cited Registry and Registrar of 1994.

14.                          Exploitation mining concessions named “Rosario 1”; “Rosario 2”; and “Rosario 16” (of the group named “Rosario 1 to 89”); the measurement minute of which is registered on page 118 number 41 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Compañía Minera Dayton over these mining concessions is registered on page 413, number 94 of the cited Registry and Registrar of 1994.

15.         Exploitation mining concessions named “Rosario 91” and “Rosario 92” (of the group named “Rosario 90 to 93); the measurement minute of which is registered on page 147 number 46 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Compañía Minera Dayton over these mining concessions is registered on page 413, number 94 of the cited Registry and Registrar of 1994.

Schedule 1.2

Mining Concessions

1.                                      Exploitation mining concession named “Aconcagua”, the measurement minute of which is registered on page 507 number 86 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

2.                                      Exploitation mining concession named “Adolfo” the measurement minute of which is registered on page 616 number 107 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

3.                                      Exploitation mining concession named “Aguada” the measurement minute of which is registered on page 120 number 24 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

4.                                      Exploitation mining concessions named “Aldo 1 to 50” the measurement minute of which is registered on page 441 number 79 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

5.                                      Exploitation mining concession named “Andrea” the measurement minute of which is registered on page 242 number 48 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 714, number 120 of the cited Registry and Registrar of 1996;

6.                                      Exploitation mining concessions named “Anita 1 to 15” the measurement minute of which is registered on page 260 number 52 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 714, number 120 of the cited Registry and Registrar of 1996;

7.                                      Exploitation mining concessions named “Antofagasta 1 to 2” the measurement minute of which is registered on page 536 number 92 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

8.                                      Exploitation mining concessions named “Antonio 1 to 5”; “Antonio 16”; and “Antonio 17” (of the group named “Antonio 1 to 17”) the measurement minute of which is registered on page 275 number 54 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 714, number 120 of the cited Registry and Registrar of 1996;

9.                                      Exploitation mining concessions named “Antonio 1 to 17” (of the group named “Antonio 1 to 23”) the measurement minute of which is registered on page 37 number 20 of the Property Registry of the Andacollo Custodian of Mines of the year 2009. The ownership of Seller over these mining concessions is registered on page 44, number 21 of the cited Registry and Registrar of 2009;

10.                               Exploitation mining concession named “Arica” the measurement minute of which is registered on page 527 number 90 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

11.                               Exploitation mining concession named “Atacama” the measurement minute of which is registered on page 517 number 88 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

12.                               Exploitation mining concessions named “Blanca 1 to 2” the measurement minute of which is registered on page 31 number 17 of the Property Registry of the Andacollo Custodian of Mines of the year 2009. The ownership of Seller over these mining concessions is registered on page 34, number 18 of the cited Registry and Registrar of 2009;

13.                               Exploitation mining concessions named “Blanca Estela 1 to 2” the measurement minute of which is registered on page 34 number 10 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Seller over these mining concessions is registered on page 27, number 19 of the cited Registry and Registrar of 2003;

14.                               Exploitation mining concession named “Blanquita” the measurement minute of which is registered on page 120 number 24 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

15.                               Exploitation mining concession named “Carmen” the measurement minute of which is registered on page 120 number 24 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

16.                               Exploitation mining concession named “Carmen Bajo” the measurement minute of which is registered on page 321 number 62 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

17.                               Exploitation mining concessions named “Chifute 1 to 8” the measurement minute of which is registered on page 707 number 119 of the Property Registry of the Andacollo

Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

18.                               Exploitation mining concessions named “Chorrillo”, “Chorrillo Segunda” and “Chorrillo Tercera” the measurement minute of which is registered on page 629 number 110 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

19.                               Exploitation mining concessions named “Churque 1 to 85”; and “Churque 95 to 100” (of the group named “Churque 1 to 100”) the measurement minute of which is registered on page 287 number 55 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 714, number 120 of the cited Registry and Registrar of 1996;

20.                               Exploitation mining concessions named “Churque 1 to 4” the measurement minute of which is registered on page 566 number 98 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

21.                               Exploitation mining concessions named “Churque 5 to 9” the measurement minute of which is registered on page 255 number 51 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 714, number 120 of the cited Registry and Registrar of 1996;

22.                               Exploitation mining concession named “Clavel” the measurement minute of which is registered on page 521 number 89 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

23.                               Exploitation mining concessions named “Cobre Morado 1 to 6” (of the group named “Cobre Morado 1 to 10”) the measurement minute of which is registered on page 15 number 9 of the Property Registry of the Andacollo Custodian of Mines of the year 1997. The ownership of Seller over these mining concessions is registered on page 106, number 61 of the cited Registry and Registrar of 2006;

24.                               Exploitation mining concession named “Compañia” the measurement minute of which is registered on page 331 number 67 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

25.                               Exploitation mining concessions named “Complemento 1 to 10” the measurement minute of which is registered on page 266 number 53 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 714, number 120 of the cited Registry and Registrar of 1996;

26.                               Exploitation mining concession named “Condella” the measurement minute of which is registered on page 623 number 109 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

27.                               Exploitation mining concession named “Coquimbana” the measurement minute of which is registered on page 120 number 24 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

28.                               Exploitation mining concession named “Coquimbo” the measurement minute of which is registered on page 319 number 61 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

29.                               Exploitation mining concession named “Culebron” the measurement minute of which is registered on page 562 number 97 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

30.                               Exploitation mining concession named “Desempeño” the measurement minute of which is registered on page 120 number 24 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

31.                               Exploitation mining concession named “El Toro” the measurement minute of which is registered on page 582 number 102 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

32.                               Exploitation mining concession named “Emmita” the measurement minute of which is registered on page 329 number 66 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

33.                               Exploitation mining concessions named “Encarnación 1 to 5” (of the group named “Encarnación 1 to 10”) the measurement minute of which is registered on page 83 number 17 of the Property Registry of the Andacollo Custodian of Mines of the year

1996. The ownership of Seller over these mining concessions is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

34.                               Exploitation mining concessions named “Encarnación 6 to 10” (of the group named “Encarnación 1 to 10”) the measurement minute of which is registered on page 83 number 17 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 714, number 120 of the cited Registry and Registrar of 1996;

35.                               Exploitation mining concessions named “Escondida 1 to 2” the measurement minute of which is registered on page 633 number 111 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

36.                               Exploitation mining concession named “Glady” the measurement minute of which is registered on page 185 number 35 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

37.                               Exploitation mining concession named “Gloria” the measurement minute of which is registered on page 149 number 29 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

38.                               Exploitation mining concession named “Guanaco” the measurement minute of which is registered on page 333 number 68 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

39.                               Exploitation mining concessions named “Hermosa 1 to 3” the measurement minute of which is registered on page 120 number 24 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessione is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

40.                               Exploitation mining concession named “Hermosa” the measurement minute of which is registered on page 179 number 34 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

41.                               Exploitation mining concession named “Huamachuco” the measurement minute of which is registered on page 120 number 24 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

42.                               Exploitation mining concession named “Infante” the measurement minute of which is registered on page 327 number 65 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

43.                               Exploitation mining concession named “Invierno” the measurement minute of which is registered on page 120 number 24 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

44.                               Exploitation mining concession named “Las Dos Coloradas” the measurement minute of which is registered on page 315 number 59 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

45.                               Exploitation mining concession named “Laura” the measurement minute of which is registered on page 237 number 47 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 714, number 120 of the cited Registry and Registrar of 1996;

46.                               Exploitation mining concession named “Limari” the measurement minute of which is registered on page 541 number 93 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

47.                               Exploitation mining concession named “Los Angeles” the measurement minute of which is registered on page 733 number 122 and on page 795 number 130, both of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

48.                               Exploitation mining concessions named “Los Veneros 88”; “Los Veneros 89”; “Los Veneros 94 to 97; “Los Veneros 101 to 105”; “Los Veneros 108 to 110”; and “Los Veneros 113” (of the group named “Los Veneros 1 to 114”),the measurement minute of which is registered on page 10 number 4 of the Property Registry of the Andacollo Custodian of Mines of the year 2007. The ownership of Seller over these mining concessions is registered on page 10, number 4 of the cited Registry and Registrar of 2007;

49.                               Exploitation mining concessions named “Louisiana”, “Clarin”, “Alabama”, “Rosa”,”Colorada”, “Demasia”, “Florida”, “Tennesee” and “Maria” the measurement minute of which is registered on page 74 number 15 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

50.                               Exploitation mining concessions named “Luz 1 to 4”,(of the group named “Luz 1 to 6”) the measurement minute of which is registered on page 619 number 108 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

51.                               Exploitation mining concession named “Maravilla” the measurement minute of which is registered on page 499 number 84 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

52.                               Exploitation mining concession named “Marta Elvira” the measurement minute of which is registered on page 317 number 60 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

53.                               Exploitation mining concession named “Martina” the measurement minute of which is registered on page 231 number 46 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

54.                               Exploitation mining concession named “Maruja Primera” the measurement minute of which is registered on page 335 number 69 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

55.                               Exploitation mining concession named “Maruja Segunda” the measurement minute of which is registered on page 750 number 124 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

56.                               Exploitation mining concession named “Miguel” the measurement minute of which is registered on page 614 number 106 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

57.                               Exploitation mining concessions named “Nanita 8”; “Nanita 12”; “Nanita 24 to 27”; “Nanita 33 to 46”; and “Nanita 51 to 65” (of the group named “Nanita 1 to 65”) the measurement minute of which is registered on page 39 number 13 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

58.                               Exploitation mining concession named “Negrita” the measurement minute of which is registered on page 120 number 24 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

59.                               Exploitation mining concessions named “Nelly 1 to 5” the measurement minute of which is registered on page 304 number 56 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 714, number 120 of the cited Registry and Registrar of 1996;

60.                               Exploitation mining concession named “Ohio” the measurement minute of which is registered on page 521 number 89 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

61.                               Exploitation mining concession named “Otoño” the measurement minute of which is registered on page 120 number 24 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

62.                               Exploitation mining concession named “Pelargonia” the measurement minute of which is registered on page 557 number 96 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

63.                               Exploitation mining concession named “Perlita” the measurement minute of which is registered on page 325 number 64 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

64.                               Exploitation mining concession named “Poderosa” the measurement minute of which is registered on page 120 number 24 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

65.                               Exploitation mining concession named “Preciosa” the measurement minute of which is registered on page 217 number 41 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

66.                               Exploitation mining concession named “Primavera” the measurement minute of which is registered on page 120 number 24 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

67.                               Exploitation mining concession named “Protectora” the measurement minute of which is registered on page 219 number 42 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

68.                               Exploitation mining concession named “Prudencio” the measurement minute of which is registered on page 221 number 43 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

69.                               Exploitation mining concession named “Reforma” the measurement minute of which is registered on page 120 number 24 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

70.                               Exploitation mining concession named “Relleno” the measurement minute of which is registered on page 173 number 33 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

71.                               Exploitation mining concession named “Resguardo” the measurement minute of which is registered on page 311 number 57 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

72.                               Exploitation mining concessions named “Rio Elqui Uno 6”; “Río Elqui Uno 7”; and “Rio Elqui Uno 9 to 33” (of the group named “Río Elqui Uno 1 to 33”), the measurement minute of which is registered on page 1160 number 229 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 1160, number 229 of the cited Registry and Registrar of 1996;

73.                               Exploitation mining concessions named “Rio Elqui Dos 1 to 4”; “Río Elqui Dos 8 to 13”; and “Río Elqui Dos 16 to 95” (of the group named “Río Elqui Dos 1 to 95”) the measurement minute of which is registered on page 1169 number 230 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 1169, number 230 of the cited Registry and Registrar of 1996;

74.                               Exploitation mining concessions named “Rio Elqui Tres 2 to 53” (of the group named “Río Elqui Tres 1 to 53”) the measurement minute of which is registered on page 769 number 127 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 769, number 127 of the cited Registry and Registrar of 1996;

75.                               Exploitation mining concessions named “Rio Limari Dos 1 to 11” the measurement minute of which is registered on page 788 number 129 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 788, number 129 of the cited Registry and Registrar of 1996;

76.                               Exploitation mining concessions named “Rio Limari Tres 1 to 70” the measurement minute of which is registered on page 1178 number 231 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 1178, number 231 of the cited Registry and Registrar of 1996;

77.                               Exploitation mining concessions named “Rio Limari Cuatro 1 to 82” the measurement minute of which is registered on page 779 number 128 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 779, number 128 of the cited Registry and Registrar of 1996;

78.                               Exploitation mining concession named “Roberto” the measurement minute of which is registered on page 223 number 44 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

79.                               Exploitation mining concession named “Rojo Dos” the measurement minute of which is registered on page 454 number 80 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

80.                               Exploitation mining concession named “Rosario” the measurement minute of which is registered on page 120 number 24 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

81.                               Exploitation mining concessions named “Rosario 62 to 67”; and “Rosario 89” (of the group named “Rosario 1 to 89”) the measurement minute of which is registered on page 598 number 105 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

82.                               Exploitation mining concession named “Rosario 66” the measurement minute of which is registered on page 70 number 14 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

83.                               Exploitation mining concessions named “Rosario 130 to 138” the measurement minute of which is registered on page 34 number 12 of the Property Registry of the Andacollo

Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

84.                               Exploitation mining concessions named “Rosario 181” and “Rosario 183” (of the group named “Rosario 171 to 185”) the measurement minute of which is registered on page 586 number 103 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

85.                               Exploitation mining concessions named “Rosario 186 to 188” and “Rosario 193” (of the group named “Rosario 186 to 193”) the measurement minute of which is registered on page 591 number 104 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

86.                               Exploitation mining concession named “Rosario 194” the measurement minute of which is registered on page 80 number 16 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

87.                               Exploitation mining concession named “San Jose” the measurement minute of which is registered on page 733 number 122, page 755 number 125 and page 795 number 130, of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

88.                               Exploitation mining concession named “San Lorenzo” the measurement minute of which is registered on page 323 number 63 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

89.                               Exploitation mining concession named “San Miguel” the measurement minute of which is registered on page 578 number 101 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

90.                               Exploitation mining concession named “San Pedro” the measurement minute of which is registered on page 574 number 100 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

91.                               Exploitation mining concessions named “Sandra 1” and “Sandra 3” (of the group named “Sandra 1 to 3”) the measurement minute of which is registered on page 387 number 74 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

92.                               Exploitation mining concession named “Sandro” the measurement minute of which is registered on page 247 number 49 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 714, number 120 of the cited Registry and Registrar of 1996;

93.                               Exploitation mining concession named “Sebastopol” the measurement minute of which is registered on page 120 number 24 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

94.                               Exploitation mining concession named “Soledad” the measurement minute of which is registered on page 191 number 36 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 714, number 120 of the cited Registry and Registrar of 1996;

95.                               Exploitation mining concession named “Sonia Primera” the measurement minute of which is registered on page 200 number 38 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

96.                               Exploitation mining concession named “Sonia Segunda” the measurement minute of which is registered on page 206 number 39 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

97.                               Exploitation mining concession named “Sonia Tercera” the measurement minute of which is registered on page 212 number 40 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

98.                               Exploitation mining concession named “Sussy Primera” the measurement minute of which is registered on page 108 number 22 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

99.                               Exploitation mining concession named “Tarapaca” the measurement minute of which is registered on page 570 number 99 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

100.                        Exploitation mining concession named “Valdivia 1” the measurement minute of which is registered on page 531 number 91 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

101.                        Exploitation mining concession named “Veranito 1” the measurement minute of which is registered on page 659 number 116 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

102.                        Exploitation mining concession named “Verde Bajo” the measurement minute of which is registered on page 313 number 58 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

103.                        Exploitation mining concessions named “Viejo 1 to 4” the measurement minute of which is registered on page 546 number 94 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

104.                        Exploitation mining concessions named “Zapallo 1 to 3” the measurement minute of which is registered on page 552 number 95 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 718, number 121 of the cited Registry and Registrar of 1996;

105.                       Exploitation mining concessions named “Esperanza 1 to 3” the measurement minute of which is registered on page 19 number 12 of the Property Registry of the Andacollo Custodian of Mines of the year 2004. The ownership of Seller over these mining concessions is registered on page 19, number 05 of the cited Registry and Registrar of 2009;

106.                       Exploitation mining concessions named “Fuerza 4 to 6”; “Fuerza 8”; “Fuerza 9”; “Fuerza 11 to 13”; “Fuerza 16 to 18”; and “Fuerza 22 to 24” (of the group named “Fuerza 1 to 24”) the measurement minute of which is registered on page 109 number 62 of the Property Registry of the Andacollo Custodian of Mines of the year 2003. The ownership of Seller over these mining concessions is registered on page 21, number 7 of the cited Registry and Registrar of 2009;

107.                       Exploitation mining concessions named “Milla 1 to 10” the measurement minute of which is registered on page 91 number 59 of the Property Registry of the Andacollo Custodian of Mines of the year 2003. The ownership of Seller over these mining concessions is registered on page 22, number 8 of the cited Registry and Registrar of 2009;

108.                       Exploitation mining concessions named “Nuevo Mexico 5”; “Nuevo Mexico 10”; and “Nuevo Mexico 29” (of the group named “Nuevo Mexico 1 to 37”) the measurement minute of which is registered on page 9 number 9 of the Property Registry of the Andacollo Custodian of Mines of the year 2004. The ownership of Seller over these mining concessions is registered on page 26, number 12 of the cited Registry and Registrar of 2009;

109.                       Exploitation mining concessions named “Osorno 1 to 8” the measurement minute of which is registered on page 1098 number 213 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 27, number 13 of the cited Registry and Registrar of 2009;

110.                       Exploitation mining concession named “Recife 1” the measurement minute of which is registered on page 104 number 61 of the Property Registry of the Andacollo Custodian of Mines of the year 2003. The ownership of Seller over this mining concession is registered on page 23, number 9 of the cited Registry and Registrar of 2009;

111.                       Exploitation mining concessions named “Remanso 1 to 30” the measurement minute of which is registered on page 97 number 60 of the Property Registry of the Andacollo Custodian of Mines of the year 2003. The ownership of Seller over these mining concessions is registered on page 24, number 10 of the cited Registry and Registrar of 2009;

112.                       Exploitation mining concessions named “Rosa 1 to 15” the measurement minute of which is registered on page 250 number 55 of the Property Registry of the Andacollo Custodian of Mines of the year 1997. The ownership of Seller over these mining concessions is registered on page 90, number 58 of the cited Registry and Registrar of 2003;

113.                       Exploitation mining concessions named “Rosa Segunda 1 to 41” the measurement minute of which is registered on page 232 number 53 of the Property Registry of the Andacollo Custodian of Mines of the year 1997. The ownership of Seller over these mining concessions is registered on page 28, number 14 of the cited Registry and Registrar of 2009;

114.                       Exploitation mining concessions named “Rosario 106 to 112”; “Rosario 116”; “Rosario 117”; and “Rosario 124” (of the group named “Rosario 102 to 129”), the measurement minute of which is registered on page 155 number 48 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Seller over these mining concessions is registered on page 97 number 57 of the cited Registry and Registrar of 2010;

115.                       Exploitation mining concessions named “Rosario 171 to 180”; “Rosario 184”; and “Rosario 185” (of the group named “Rosario 171 to 185”), the measurement minute of which is registered on page 173 number 51 of the Property Registry of the Andacollo

Custodian of Mines of the year 1994. The ownership of Seller over these mining concessions is registered on page 99 number 59 of the cited Registry and Registrar of 2010;

116.                       Exploitation mining concessions named “Valladolid 1 to 5”, the measurement minute of which is registered on page 321 number 78 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Seller over these mining concessions is registered on page 98 number 58 of the cited Registry and Registrar of 2010;

117.                       Exploitation mining concession named “Castilla 10 to 12”; “Castilla 14 to 16”; and “Castilla 21 to 29” (of the group named “Castilla 1 to 29”), the measurement minute of which is registered on page 331 number 80 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Seller over this mining concession is registered on page 96 number 56 of the cited Registry and Registrar of 2010;

118.                       Exploitation mining concessions named “Cadiz 1 to 11”, the measurement minute of which is registered on page 372 number 87 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Seller over these mining concessions is registered on page 95 number 55 of the cited Registry and Registrar of 2010;

119.                       Exploitation mining concessions named “Ñuble 1”; “Ñuble 2”; “Ñuble 3”; “Ñuble 4”; (of the group named “Ñuble 1/4”) the measurement minute of which is registered on page 6 number 3 of the Property Registry of the Andacollo Custodian of Mines of the year 2011. The ownership of Seller over these mining concessions is registered on page 10, number 5 of the cited Registry and Registrar of 2011.

120.                       Exploitation mining concessions named “Arauco 1”; “Arauco 2”; “Arauco 3”; “Arauco 4”; “Arauco 5”; “Arauco 6” (of the group named “Arauco 1/6”) the measurement minute of which is registered on page 216 number 45 of the Property Registry of the Andacollo Custodian of Mines of the year 1969. The ownership of Seller over these mining concessions is registered on page 10, number 5 of the cited Registry and Registrar of 2011.

121.                       Exploitation mining concessions named “Ruben 1”; “Ruben 2”; “Ruben 3”; “Ruben 4”; “Ruben 5”; “Ruben 6”; “Ruben 7”; “Ruben 8”; “Ruben 9”; “Ruben 10”;  (of the group named “Ruben 1/10”) the measurement minute of which is registered on page 940 number 154 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 477, number 124 of the cited Registry and Registrar of 2013.

122.                       Exploitation mining concessions in process of being granted named “Davila 1 to 14”; “Davila 21 to 28”; “Davila 41 to 48”; “Davila 61 to 68”; “Davila 81 to 88”; “Davila 101

to 108”; “Davila 121 to 129”; “Davila 141 to 148”; and “Davila 161 to 165” (of the group named Davila 1/200), the claim  of which is registered on page 60 number 41 of the Discoveries Registry of  the Andacollo Custodian of Mines of the year 2013. The ownership of Seller over these mining concessions is registered on page 60, number 41 of the cited Registry and Registrar of 2013.

123.                       Exploitation mining concession named “Barbara Tercera” the measurement minute of which is registered on page 161 number 31 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 65, number 21 of the cited Registry and Registrar of 2014.

124.                       Exploitation mining concessions named “Bilbao 1 to 4” the measurement minute of which is registered on page 286 number 72 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Seller over these mining concessions is registered on page 66, number 22 of the cited Registry and Registrar of 2014.

125.                       Exploitation mining concessions named “Castilla 1 to 9”; and “Castilla 17 to 20” (of the group named “Castilla 1 to 29”) the measurement minute of which is registered on page 331 number 80 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Seller over these mining concessions is registered on page 67, number 23 of the cited Registry and Registrar of 2014.

126.                       Exploitation mining concession named “Cautin” the measurement minute of which is registered on page 511 number 87 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 68, number 24 of the cited Registry and Registrar of 2014.

127.                       Exploitation mining concession named “Jazmin” the measurement minute of which is registered on page 746 number 123 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 72, number 28 of the cited Registry and Registrar of 2014.

128.                       Exploitation mining concessions named “Cordova 1 to 8”; and “Cordova 11” (of the group named “Cordova 1 to 11”) the measurement minute of which is registered on page 331 number 80 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Seller over these mining concessions is registered on page 70, number 26 of the cited Registry and Registrar of 2014.

129.                       Exploitation mining concessions named “Mallorca 1 to 5”, the measurement minute of which is registered on page 361 number 85 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Seller over these mining concessions is registered on page 73, number 29 of the cited Registry and Registrar of 2014.

130.                       Exploitation mining concession named “Mercedes 5”, the measurement minute of which is registered on page 646 number 114 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 74, number 30 of the cited Registry and Registrar of 2014.

131.                       Exploitation mining concession named “Murcia 3 to 5” (of the group named “Murcia 1 to 5”), the measurement minute of which is registered on page 309 number 76 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Seller over these mining concessions is registered on page 75, number 31 of the cited Registry and Registrar of 2014.

132.                       Exploitation mining concessions named “Guijon 1”; and “Guijon 2”, the measurement minute of which is registered on page 367 number 86 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Seller over these mining concessions is registered on page 71, number 27 of the cited Registry and Registrar of 2014.

133.                       Exploitation mining concession named “Oviedo 5 to 13” (of the group named “Oviedo 1 to 13”), the measurement minute of which is registered on page 379 number 88 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Seller over these mining concessions is registered on page 77, number 33 of the cited Registry and Registrar of 2014.

134.                       Exploitation mining concession named “Patitas 1 to 5”, the measurement minute of which is registered on page 423 number 96 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Seller over these mining concessions is registered on page 78, number 34 of the cited Registry and Registrar of 2014.

135.                       Exploitation mining concession named “Sylvia” the measurement minute of which is registered on page 703 number 118 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 92, number 48 of the cited Registry and Registrar of 2014.

136.                       Exploitation mining concession named “Rio Elqui Tres 1” the measurement minute of which is registered on page 769 number 127 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 80, number 36 of the cited Registry and Registrar of 2014.

137.                       Exploitation mining concessions named  “Claudia 1” and  “Claudia 2” (of the group named “Claudia 1/2” ) the measurement minute of which is registered on page 114 number 23 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over these mining concessions is registered on page 69, number 25 of the cited Registry and Registrar of 2014.

138.                       Exploitation mining concessions named “Rosario 142”; “Rosario 143”; (of the group named “Rosario 141/170”) the measurement minute of which is registered on page 144 number 28 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 87, number 43 of the cited Registry and Registrar of 2014.

139.                       Exploitation mining concessions named “Rosario 187”; “Rosario 189 to 192”; (of the group named “Rosario 186/193”) the measurement minute of which is registered on page 181 number 53 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Seller over this mining concession is registered on page 88, number 44 of the cited Registry and Registrar of 2014.

140.                       Exploitation mining concessions named “Nanita 1 to 7”; Nanita 9 to 11”; “Nanita 13 to 23”;”Nanita 28 to 32”; “Nanita 49”; and “Nanita 50”;” (of the group named “Nanita 1/65”) the measurement minute of which is registered on page 39 number 13 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 76, number 32 of the cited Registry and Registrar of 2014.

141.                       Exploitation mining concessions named “Vicky 1”; “Vicky 2”, the measurement minute of which is registered on page 167 number 32 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 93, number 49 of the cited Registry and Registrar of 2014.

142.                       Exploitation mining concessions named  “Rosario 3 to 10”; “Rosario 14”; “Rosario 15”: “Rosario 17 to 21”; “Rosario 33”; “Rosario 49 to 53”; “Rosario 68”; and “Rosario 69” (of the group named “Rosario 1 to 89”) the measurement minute of which is registered on page 118 number 41 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Seller over this mining concession is registered on page 82, number 38 of the cited Registry and Registrar of 2014.

143.                       Exploitation mining concessions named  “Rosario 102 to 105”; “Rosario 118”; “Rosario 119”; “Rosario 125”; and “Rosario 126” (of the group named “Rosario 102 to 129”) the measurement minute of which is registered on page 155 number 48 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Seller over this mining concession is registered on page 83, number 39 of the cited Registry and Registrar of 2014.

144.                       Exploitation mining concessions named “Rio Elqui Uno 3”; “Rio Elqui Uno 4”; “Rio Elqui Uno 5”; “Rio Elqui Uno 8”; (of the group named “Rio Elqui Uno 1 to 5 and 8”) the measurement minute of which is registered on page 1160 number 229 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 81, number 37 of the cited Registry and Registrar of 2014.

145.                       Exploitation mining concessions named “Rio Elqui Dos 5”; “Rio Elqui Dos 6”; “Rio Elqui Dos 7”; “Rio Elqui Dos 14”; “Rio Elqui Dos 15”;  (of the group named “Rio Elqui Dos”) the measurement minute of which is registered on page 1169 number 230 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 79, number 35 of the cited Registry and Registrar of 2014.

146.                       Exploitation mining concessions named  “Rosario 113 to 115”; “Rosario 120 to 123”; “Rosario 127 to 129, the measurement minute of which is registered on page 127 number 25 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 84, number 40 of the cited Registry and Registrar of 2014.

147.                       Exploitation mining concessions named  “Rosario 139”; and “Rosario 140”, the measurement minute of which is registered on page 163 number 49 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Seller over this mining concession is registered on page 85, number 41 of the cited Registry and Registrar of 2014.

148.                       Exploitation mining concessions named  “Rosario 144 to 146” (of the group named “Rosario 141 to 170”), the measurement minute of which is registered on page 167 number 50 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Seller over this mining concession is registered on page 86, number 42 of the cited Registry and Registrar of 2014.

149.                       Exploitation mining concessions named  “Rosario 54 to 61”, the measurement minute of which is registered on page598 number 105 of the Property Registry of the Andacollo Custodian of Mines of the year 1996. The ownership of Seller over this mining concession is registered on page 89, number 45 of the cited Registry and Registrar of 2014.

150.                       Exploitation mining concessions named  “Rosario 90”; and “Rosario 93”, (of the group named “Rosario 90 to 93”), the measurement minute of which is registered on page 147 number 46 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Seller over this mining concession is registered on page 90, number 46 of the cited Registry and Registrar of 2014.

151.                       Exploitation mining concessions named  “Segovia 12”; “Segovia 15”; and “Segovia 16”, (of the group named “Segovia 1 to 28”), the measurement minute of which is registered on page 134 number 65 of the Property Registry of the Andacollo Custodian of Mines of the year 1994. The ownership of Seller over this mining concession is registered on page 91, number 47 of the cited Registry and Registrar of 2014.

SCHEDULE 1.3

CERTAIN PERMITTED ENCUMBRANCES

1.                                      The exploitation mining concessions owned by the Seller listed in Schedule 1.2, numbers 123 to 151, both included, except for the exploitation mining concession named as “Rosario 187”, are subject to (i) 2% NSR Royalty in favor of Alexim over the price or net value received by the Operator for the selling of any minerals or concentrates, or any other mining products extracted from such mining concessions; (ii) mortgages and prohibitions, including but not limited to transfer and/or encumber the exploitation mining concessions above mentioned, in favor of Alexim;

2.                                      The exploitation mining concessions owned by the Seller listed in Schedule 1.2, numbers 123 to 151, both included, except for the exploitation mining concession named as “Rosario 187”, are subject to (i) 1% NSR Royalty in favor of Compañia Minera Dayton over the price or net value received by the Operator for the selling of any gold concentrate, minerals of gold or other products of gold extracted or produced from such mining concessions; (ii) mortgages and prohibitions, including but not limited to transfer and/or encumber the exploitation mining concessions above mentioned, in favor of Compañia Minera Dayton; and

3.                                      The exploitation mining concessions owned by Seller listed in Schedule 1.2 known as (i) “Claudia 1”; (ii) “Murcia 3”; (iii) “Rosario 3”, “Rosario 4”, “Rosario 20”, Rosario 21”, “Rosario 33”, and “Rosario 53”; (iv) “Rosario 57”; (v) “Segovia 12”, and “Segovia 15”; (vi) “Castilla 1 to 3”; (vii) “Cordova 1”, and “Cordova 8”; (viii) “Oviedo 5”, and “Oviedo 6”; and (ix) “Nanita 49”, are subject to usufruct in favor of Compañía Minera Dayton.

Schedule 1.4

Pto	Este	Norte
L1	299.000,00	6.650.000,00
L2	300.000,00	6.650.000,00
L3	300.000,00	6.648.000,00
L4	299.000,00	6.648.000,00

Schedule 2.1(d)

Illustration of Refined Metal Delivery

The following sets forth an example of the Delivery obligations of Seller with respect to a quantity of Produced Gold from the Project.

This example assumes the following:

Produced Gold	1,000 ounces
Payable Percentage	89.0%
Percentage	100%

If an Offtake Payment Date, Inventory Delivery or Deemed Final Delivery occurs during a calendar month, within five (5) Business Days following the end of the calendar month Seller shall acquire and Deliver to Purchaser 890 ounces of Refined Gold, calculated as [1,000 x 89.0% x 100.0%].

If the 890 ounce Delivery above is a Deemed Inventory or Deemed Final Delivery and upon the Offtake Payment Date associated with this particular Lot the assays agreed between Seller and the Offtaker show either:

1.         A Produced Gold content of 1,100 ounces, then Seller shall acquire and Deliver to Purchaser, within five Business Days following the end of the calendar month in which such final settlement payment was received, 89 ounces of Refined Gold, calculated as [(1,100 x 89.0% x 100.0%) — 890]; or

2.         A Produced Gold content of 800 ounces, then Seller shall be entitled to offset against the next Delivery 178 ounces of Refined Gold, calculated as [890 - (800 x 89.0% x 100.0%)].

Schedule 2.4

Seller Wire Instructions

Beneficiary	: Compañía Minera Teck Carmen de Andacollo

RUT	: 78.126.110-6

Bank	: Citibank N.A., New York

Address	: Wall Street, NY, New York 10043, USA

ABA N°	: 021 000089

Account N°	: 36781443

Swift	: CITIUS33

COMPANIA MINERA TECK CARMEN DE ANDACOLLO DISCLOSURE SCHEDULES

These are the Seller Disclosure Schedules delivered under the Offtake Agreement, dated as of July 9, 2015, between Compania Minera Teck Carmen de Andacollo and RGLD Gold AG (the “Agreement”).  All statements made herein are as of the Effective Date.

Capitalized terms used in these Seller Disclosure Schedules have the meanings given to them in the Agreement.

SCHEDULE 6.1 (l)

ALL NECESSARY APPROVALS

The following Approvals are necessary to the ongoing operation of the Project in accordance with its operating plan, including commercial operation of Minerals from the Project, and have not been obtained or issued as of the Effective Date:

N°	Installation	Deviation identified

1	Wash Slab (Mine Maintenance)	Missing environmental sector-specific permit referred to in section 90 of Supreme Decree N° 90/2001 (Environmental Assessment System Regulations), by the Health Authority.

2	Modification and extension of Project ROM (Northern Platform)	Missing environmental sector-specific permit referred to in section 94 of Supreme Decree N° 90/2001 (Environmental Assessment System Regulations), by the Health Authority.

3	Wash Slab (Mine Maintenance)	Missing authorization for operation, by the Health Authority.

4	115 Emergency Pond	Missing approval of hydraulic works project associated with the dump leaching operation, in connection with section 294 of the Water Code, by the General Bureau of Waters.

5	115 Emergency Pond	Missing final acceptance of hydraulic works project associated with the dump leaching operation by the General Bureau of Waters.

6	Modification and extension of Project ROM (Northern Platform)	Seller undertaking review of dust generation from mobile crusher to determine whether total authorized crushing rates are exceeded. Might require Sanitary Report, by the Health Authorities.

7	Mobile crushers	Seller undertaking review of dust generation from mobile crusher to determine whether total authorized crushing rates are exceeded. Might require Sanitary Report by the Health Authorities.

8	Clear water electric room	Missing Favorable Construction Report (Informe Favorable de Construccion, former Change of Land Use or Cambio de Uso de Suelo), by the Ministry of Agriculture Regional Office.

SCHEDULE 6.1 (m)

APPROVALS UNDER ENVIRONMENTAL GOVERNMENTAL REQUIREMENTS

According to the Superintendence of the Environment Law, “Serious” infractions may be sanctioned with revocation of the Environmental Approval Resolution, closure of the facilities or fine from 0 to 5,000 annual taxable units (approximately US$4,150,000).  Seller received notice of the following infraction labelled “Serious”.

Authority:	Superintendence of the Environment (SMA)

Date:	19 June 2015

Resolution N°:	Res. Ex. N° 1/ Rol D-24-2015

Inspection Report N°:	DFZ-2013-361-IV-RCA-IA DFZ-2014-173-IV-RCA-IA

Charges:	1. Execution of blastings, between January 2013 and December 2014, under adverse wind conditions, thus compromising and affecting with dust the community located next to the mine.

The matters referred to in part A. “Deviations regarding commitments set forth in Environmental Approval Resolutions (RCA)” and part B. “Additional Deviations” of the Schedule 6.1(s) (“Compliance with Government Requirements”) of the Seller Disclosure Schedules could result in an Approval referred to in this Section 6.1(m) of the Seller Disclosure Schedule to be withdrawn or threatened to be withdrawn, or challenged or threatened to be challenged.

SCHEDULE 6.1 (o)

VALIDITY OF MINING CONCESSIONS

1.                                      The exploitation mining concessions owned by Seller known as “Cobre Morado 1/10”, rol nacional 04106-0474-4, are overlapped in part to (i) the exploitation mining concessions owned by SM Aurífera Jeraldo known as “Ultima 1/3”, rol nacional 04106-0563-5, (ii) the exploitation mining concessions owned by Sociedad Medina Energy S.A. known as “Violeta 1/20”, rol nacional 04106-0445-0; and (iii) the exploitation mining concessions owned by José Madariaga Álvarez known as “La Encerrada 1/5”, rol nacional 04104-0915-1; which would have preference in the overlapped part over the exploitation mining concessions owned by Seller. If, as a result of the overlapping concessions it is determined that Seller’s rights to the affected portions of the exploitation mining concessions known as “Cobre Morado 1/10” are not valid and in full force and effect, such determination would not be expected to have a MAE (Seller).

2.                                      The exploitation mining concession owned by Seller known as “Rosario 90”, rol nacional 04106-0539-2, are overlapped in part by the exploitation mining concessions owned by Mr. Jaime Ramírez Ramírez known as “Ines 1/5”, rol nacional 04106-0209-1. “Rosario 90” would have preference in the overlapped part over the exploitation mining concessions “Inés 1/5”. If, as a result of the overlapping concessions it is determined that Seller’s rights to the affected portions of the exploitation mining concessions known as “Rosario 90” are not valid and in full force and effect, such determination would not be expected to have a MAE (Seller).

3.                                      The exploitation mining concession owned by Seller known as “Rosario 93”, rol nacional 04106-0539-2, are overlapped in part by the exploitation mining concessions owned by SM Aurífera Jeraldo known as (i) “Beagle 1/28”, rol nacional 04106-0547-3, and (ii) “Carla 1/2”, rol nacional 04106-0562-7. “Rosario 93” would have preference in the overlapped part over the exploitation mining concessions “Beagle 1/28” and “Carla 1/2”. If, as a result of the overlapping concessions it is determined that Seller’s rights to the affected portions of the exploitation mining concessions known as “Rosario 93” are not valid and in full force and effect, such determination would not be expected to have a MAE (Seller).

4.                                      The exploitation mining concessions owned by Seller of the group known as “Rosario 1/89”, rol nacional 04106-0373-K, are overlapped in part by (i) the exploitation mining concessions owned by Compañía Minera Dayton known as “Rosario 91” and Rosario 92”, rol nacional 04106-0539-2; “Flor de Maria”, rol nacional 04106-0141-9; “India 1/4”, rol nacional 04104-0680-2; and “Arrecife 1/10”, rol nacional 04104-0826-0; and (ii) the exploitation mining concessions owned by Sociedad Medina Energy S.A. known as “Violeta 1/20”, rol nacional 04106-0445-0. “Rosario 1/89” would have preference in the overlapped part over the exploitation mining concessions “Rosario 91”, “Rosario 92”, “Flor de Maria”, “India 1/4”, “Arrecife 1/10”, “Violeta 1/20”. If, as a result of the overlapping concessions it is determined that Seller’s rights to the affected portions of the exploitation mining concessions known as “Rosario 1/89” are not valid and in full force and effect, such determination would not be expected to have a MAE (Seller).

5.                                      The exploitation mining concessions owned by Seller known as (i) “Claudia 1”; (ii) “Murcia 3”; (iii) “Rosario 3”, “Rosario 4”, “Rosario 20”, Rosario 21”, “Rosario 33”, and “Rosario 53”; (iv) “Rosario 57”; (v) “Segovia 12”, and “Segovia 15”; (vi) “Castilla 1 to 3”; (vii) “Cordova 1”, and “Cordova 8”; (viii) “Oviedo 5”, and “Oviedo 6”; and (ix) “Nanita 49”, are subject to an usufruct in favor of Compañía Minera Dayton, in areas where there are overlappings between Mining Properties listed in Schedule 1.2 and exploitation mining concessions owned by Compañía Minera Dayton. Such usufructs would not be expected a MAE (Seller).

6.                                      The exploitation mining concessions owned by Compañía Minera Dayton listed in Schedule 1.1, are subject to an option agreement in favor of the Seller. If the Seller accept the option such exploitation mining concessions shall be subject to and shall be considered as a Permitted Encumbrances (i) 2% NSR Royalty in favor of Alexim over the price or net value received by the Operator for the selling of any minerals or concentrates, or any other mining products extracted from such mining concessions; (ii) mortgages and prohibitions, including but not limited to transfer and/or encumber the exploitation mining concessions above mentioned, in favor of Alexim; (iii) 1% NSR Royalty in favor of Compañia Minera Dayton over the price or net value received by the Operator for the selling of any gold concentrate, minerals of gold or other products of gold extracted or produced from such mining concessions; and (iv) mortgages and prohibitions, including but not limited to transfer and/or encumber the exploitation mining concessions above mentioned, in favor of Compañia Minera Dayton.

SCHEDULE 6.1 (r)

NO EXPROPRIATION EVENT

Except as listed below, Seller has not received any notice of (i) any material Expropriation Event and, to the Knowledge of Seller, there is no material Expropriation Event pending or threated against all or any part of the Project, or (ii) any circumstances, notice, discussions, or negotiations which could reasonably be expected to result in an Expropriation Event.

Name	:	Compañía Minera Teck Carmen de Andacollo against Fisco de Chile.

Plaintiff	:	Compañía Minera Teck Carmen de Andacollo

Court	:	Third Court of La Serena

File No	:	C-4818-2013

Subject matter	:

Expropriation proceeding over a real estate property of the company (Pc. No. 69) for the construction of a highway connecting La Serena and Ovalle. The price for the expropriated land (CL$ 252,123,978 for 17,046 square meters) was considered insufficient by the company to compensate the damage, claiming CL$905,338,258.

On January 23, 2015, the Court partially accepted the claim, fixing the new compensation on CL$480,000,000.

Amount of claim	:	See above.

Current status	:	The defendant (Fisco de Chile) appealed to the sentence (No. 542-2015). Pending claim.

SCHEDULE 6.1 (s)

COMPLIANCE WITH GOVERNMENT REQUIREMENTS

Conditions on and relating to the Project, and all past and current operations conducted thereon by (i) Seller were and are in compliance with applicable Governmental Requirements (including without limitation Environmental Governmental Requirements and Governmental Requirements prohibiting official or commercial corruption or bribery), and (ii) to the Knowledge of Seller, Persons other than Seller were in compliance with applicable Governmental Requirements (including Environmental Governmental Requirements and Governmental Requirements prohibiting official or commercial corruption or bribery), except as would not reasonably be expected to have a MAE (Seller) or as listed below:

A.   Deviations regarding commitments set forth in Environmental Approval Resolutions (RCA)

N°	Environmental Approval Resolution	Deviation identified

1	RCA N° 104/2007, Project ‘Hipógeno’	Location of 10 low-grade ore temporary stockpiles has not been reported to the environmental Governmental Authorities.

2	RCA N° 104/2007, Project ‘Hipógeno’	Geomembrane does not completely cover the South Dump.

3	RCA N° 104/2007, Project ‘Hipógeno’	Tailings deposit with no run-off management canals.

4	RCA N° 104/2007, Project ‘Hipógeno’	Grout has not been injected to tailings dam south wall.

5	RCA N° 104/2007, Project ‘Hipógeno’	Contingency and Emergency Plans have not been filed before the Environmental Authorities.

6	RCA N° 104/2007, Project ‘Hipógeno’	Transport must be executed in a manner different to the approved one.

B.   Additional deviations

N°	Deviation

1

Construction of the fresh water supply pipeline alongside a route different from the one authorized by the Environmental Authorities by means of ORD No. 866/2009, which approved a pertinence letter submitted by the Seller.

2	Missing authorizations for 27 riverbed crossings of the pipeline, which are required pursuant to the General Waters Bureau Code.

3	Missing authorization of mobile crushers currently used in the operation and their emissions.

4	Inconsistencies regarding actual leaching pile capacity vis-a-vis authorized capacity.

5	Lack of environmental assessment of the fuel storage facility.

6	Project description deviations, as increase in personnel of the mine, increase in the production of waste (industrial, domestic and hazardous), and increase in mine equipment and in transportation.

C.            Notice from SMA

Authority:	Superintendence of the Environment (SMA)
Date:	19 June 2015
Resolution N°:	Res. Ex. N° 1/ Rol D-24-2015
Inspection Report N°:	DFZ-2013-361-IV-RCA-IA DFZ-2014-173-IV-RCA-IA
Charges:	1. Execution of blastings, between January 2013 and December 2014, under adverse wind conditions, thus compromising and affecting with dust the community located next to the mine.	(Serious)

SCHEDULE 6.1 (u)

NO SUITS OR PROCEEDINGS

Seller and the Project are subject to the following pending action, suit, proceeding, investigation or claim pertaining to the Project or part thereof that may reasonably be expected to result in a MAE (Seller):

Authority:	Superintendence of the Environment (SMA)

Date:	19 June 2015

Resolution N°:	Res. Ex. N° 1/ Rol D-2015

Inspection Report N°:	DFZ-2013-361-IV-RCA-IA DFZ-2014-173-RCA-IA

Charges:	1. Execution of blastings, between January 2013 and December 2014, under adverse wind conditions, thus compromising and affecting with dust the community located next to the mine.	(Serious)

	2. Partial opening of an area of the stock pile dome belonging to the secondary crush line (13 May 2014)	(Minor)

	3. In the west expansion area, the tubes transporting solutions used for irrigation of the piles are placed on non-waterproof surfaces.	(Minor)

	4. The works for intercepting surface water in the tailings deposit area have not been built (15 May 2014)	(Minor)

According to the Superintendence of the Environment Law, “Serious” infractions may be sanctioned with revocation of the Environmental Approval Resolution, closure of the facilities or fine from 0 to 5,000 annual taxable units (approximately US$4,150,000). “Minor” infractions may be sanctioned with fine from 0 to 1,000 annual taxable units (approximately US$830,000) or written warning.

SCHEDULE 6.1 (v)

NO JUDGEMENTS OR DECREES

The actions or proceedings listed in Schedule 6.1(l) of the Seller Disclosure Schedules (“All Necessary Approvals”) and Schedule 6.1(u) of the Seller Disclosure Schedules (“No Suits or Proceedings”) have been instituted or remain pending or, to the Knowledge of Seller, have been threatened and not resolved before the relevant Governmental Authorities, to materially restrain, prohibit, limit or impose adverse conditions on the transactions contemplated under this Agreement.